Exhibit 10.9

Lease Agreement

for

Discovery Lakes II

2603 Discovery Drive

Orlando, FL 32826

between

2603 Discovery Lakes LLC

Landlord

and

Luminar Technologies, Inc.

Tenant

Dated:

                    2/15/18

i

TABLE OF CONTENTS

(continued)

		Page

16.17	Quiet Possession	31

16.18	Addendum	32

EXHIBIT “A”	33
EXHIBIT “A-1”	34
EXHIBIT “A-2”	35
EXHIBIT “B”	36
EXHIBIT “C”	38
EXHIBIT “D”	41
EXHIBIT “E”	42
EXHIBIT “F”	44
EXHIBIT “G”	46

ii

LEASE

1. Fundament Lease Provisions and Exhibits.

1.1 Fundamental Lease Provisions.

(a) Date of Lease:	February 15, 2018.

(b) Commencement Date:	The Commencement Date for Suite 105 shall be upon full execution of this Lease. Landlord and Tenant shall execute a Commencement Date Confirmation, in the form attached hereto as Exhibit F.

The Commencement Date for Suite 100 shall be upon completion, as evidenced by the passing of final inspection, of the demo work detailed in Exhibit A-1. Landlord and Tenant shall execute a Commencement Date Confirmation, in the form attached hereto as Exhibit F.

(c) Lease Term:	Sixty-three(63) full calendar months, commencing on the Commencement Date for Suite 100. If the Commencement Date falls on a day other than the first day of the month, then sixty-three (63) full calendar months plus the initial partial month.

(d) Landlord:	2603 Discovery Lakes LLC.

(e) Landlord Address:	610 N. Wymore Rd., Suite 200, Maitland, FL 32751

(f) Rental Payment Remittance:	610 N. Wymore Rd., Suite 200, Maitland, FL 32751

(g) Tenant:	Luminar Technologies Inc.

(h) Tenant Address:	12601 Research Drive, Orlando FL 32826

(i) Property Name:	Discovery Lakes II.

(j) Property Address:	2603 Discovery Drive, Orlando, FL 32826 City of Orlando, County of Orange

(k) Property Description:	See Exhibit “D” attached hereto and incorporated herein.

(l) Premises:	Suites 100 (42,363 SF) & 105 (16,543 SF), consisting of 58,906 total square feet

(m) Leasehold Improvements:	To be provided by Landlord: [X] Yes [ ] No.

(n) Annual Base Rent:

The Annual Base Rent for Suite 105 shall be as follows:

Period	Rate per SF*	SF	No. of Mos.	Monthly Rent*	Total Rent for Period*
3/1/18 - 2/28/19**	$0.00	16,543	12	$0.00	$0.00
3/1/19 - 2/29/20	$14.42	16,543	12	$19,879.17	$238,550.06
3/1/20 - 2/28/21	$14.85	16,543	12	$20,475.55	$245,706.56
3/1/21 - 2/28/22	$15.30	16,543	12	$21,089.81	$253,077.76
3/1/22 - 2/28/23	$15.76	16,543	12	$21,722.51	$260,670.09
3/1/23 - 6/30/23	$16.23	16,543	4	$22,374.18	$89,496.73

Dates are subject to adjustment based on the actual Commencement Date and will be adjusted in accordance with the executed Commencement Date Confirmation form attached as Exhibit F.

*	plus, operating expenses and Florida sales tax. (Subject to adjustment as set forth in this Lease.)
**

So long as Tenant is not in an Event of Default under this Lease, Tenant’s Base Rent and Operating Expenses shall be abated 100% for twelve months commencing on the Commencement Date as defined in the Commencement Date Confirmation.

The Annual Base Rent for Suite 100 shall be as follows:

Period	Rate per SF*	SF	No. of Mos.	Monthly Rent*	Total Rent for Period*
4/1/18 - 9/30/18**	$7.00	42,363	6	$24,711.75	$148,270.50
10/1/18 - 3/31/19	$14.00	42,363	6	$49,423.50	$296,541.00
4/1/19 - 3/31/20	$14.42	42,363	12	$50,906.21	$610,874.46
4/1/20 - 3/31/21	$14.85	42,363	12	$52,433.39	$629,200.69
4/1/21 - 3/31/22	$15.30	42,363	12	$54,006.39	$648,076.71
4/1/22 - 3/31/23	$15.76	42,363	12	$55,626.58	$667,519.02
4/1/23 - 6/30/23	$16.23	42,363	3	$57,295.38	$171,886.15

Dates are subject to adjustment based on the actual Commencement Date and will be adjusted in accordance with the executed Commencement Date Confirmation form attached as Exhibit F.

*	plus operating expenses and Florida sales tax. (Subject to adjustment as set forth in this Lease.)
**

So long as Tenant is not in an Event of Default under this Lease, Tenant’s Base Rent shall be abated 50% for six months commencing on the Commencement Date as defined in the Commencement Date Confirmation.

(o) Operating Expenses:

Tenant’s Proportionate Share: 78.2% (based on 58,906 rsf divided by 75,279 Total Building square feet)

Initial Operating Expenses based on 2018 Operating Budget, payable in monthly installments, is estimated to be $5.20 per rentable square foot, net of Tenant Electric and Janitorial, and subject to adjustment as set forth in this Lease. Tenant shall contract directly with vendor for its own electric services.

(p) Security Deposit: $100,187.32, which is equal to one months’ full rent plus tax, payable upon execution of this Lease. In addition, Tenant will provide an additional security deposit of $400,000 upon execution, which will be returned to Tenant upon receipt of an Irrevocable Letter of Credit in the amount of $400,000, as further described in the Addendum at Exhibit G.

(q) Permitted Use: General Office, Administrative and Manufacturing and related uses, as further specified at Exhibit “E”.

(r) Special Provisions Incorporated into Addendum as Exhibit “G”: [X] Yes [ ] No.

1.2 Effect of Reference to a Fundamental Lease Provision. Each reference in this Lease to any of the Fundamental Lease Provisions contained in Section 1.1. shall be construed to incorporate all of the terms provided under each such Fundamental Lease Provision.

1.3 Exhibits. The Exhibits listed in this Section and attached to this Lease are hereby incorporated in and made a part of this Lease:

– EXHIBIT “A” – Site Plan of the Property

– EXHIBIT “B” – Landlord’s Work

– EXHIBIT “C” – Rules and Regulations for Property

– EXHIBIT “D” – Legal Description of Property

– EXHIBIT “E” – Excerpted Portions of Declaration of Covenants, Conditions, Restrictions, Reservations and Easements

– EXHIBIT “F” – Commencement Date Confirmation

– EXHIBIT “G” – Addendum

2. Premises and Term.

2.1 Premises. The Landlord hereby leases to the Tenant and the Tenant hires and takes from the Landlord the Suite Leased (hereinafter referred to as the “Premises”) shown on the Site Plan of the Property located in the improved building(s) on the Property (the “Building”), subject to and with the benefits of the terms, covenants, conditions and provisions of this Lease, together with appurtenances specifically granted in this Lease, but reserving to the Landlord (i) the use of (a) the exterior faces of all exterior walls and (b) the roof; and (ii) the right (but not the obligation) to install, maintain, use, repair and replace pipes, ducts, conduits and wire through the Premises and serving the other parts of the Building. For the purposes of this Lease, the Premises shall be conclusively deemed to consist of the number of square feet of Leased Area as determined by Landlord’s architect.

2.2 Term. The Term shall commence on the Commencement Date of Suite 105 as defined in Section 1.1(b) and shall end at Noon on the last day of the Lease Term, unless sooner terminated as hereinafter provided. No rent for Suite 100 or 105 shall accrue under this Lease until the Commencement Date of the respective suite as described in Section 1.1(b). Landlord shall use all reasonable efforts to deliver possession of the Premises to the Tenant on or before the estimated Commencement Date. However, if Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on or before that date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. In the event Landlord is unable to complete the demolition work detailed in Exhibit A-1, as evidenced by the passing of final inspection, on or before July 1, 2018, then Tenant shall have the option of terminating this Lease.

Notwithstanding the above, Tenant shall be granted seven (7) days of early occupancy (in advance of the Commencement Date), at no cost to Tenant, to ready the Premises, provided Tenant does not interfere with Landlord’s Work.

3. Leasehold Improvements & Alterations.

3.1 Construction of Leasehold Improvements. The Landlord shall, at its sole cost and expense, improve the Premises as set forth in Exhibit “B” (Landlord’s Work). Any improvements to the Premises other than those set forth in Exhibit “B” shall be constructed by the Landlord at the sole cost and expense of the Tenant (Tenant’s Work), however if any such additional improvements do not exceed Landlord’s Tenant Improvement Allowance, then Tenant shall not be responsible for the cost and expense of the same. Landlord shall not charge Tenant a construction supervisory fee.

3.2 Ownership of Improvements. All improvements to the Premises shall remain the property of the Landlord. Except as otherwise specified in the Lease, in no event shall Tenant make any improvements or alterations to the Premises, including the installation and removal of trade fixtures, without the prior written consent of Landlord.

3.3 Alterations.

(a) Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises, including any cabling or fixtures, but excluding minor fixtures incidental to installation of workstations (collectively, the “Alterations”), without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alterations which modify the structural portions or the systems or equipment of the Building, are visible from the exterior of the Building or would reduce the marketability of the Premises or their fair market rental rate. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days’ Notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations are decorative only (i.e., installation of carpeting or painting of the Premises using Building standard materials, finishes and colors and not visible from the exterior of the Premises). The construction of the initial improvements to the Premises shall be governed by the terms of Exhibit B and not the terms of this Section 3.3. Notwithstanding the above, any non-structural Alterations or Alterations that do not affect electrical or mechanical systems in the Premises and are less than $40,000 in cost, shall not require Landlord approval, but will require prior written notice and Tenant will need to provide plans and Certificates of Insurance from all vendors naming Landlord and Property Management Company as additional insureds. Alterations shall be governed by this Section 3.3.

(b) Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord and the requirement that upon Landlord’s request. Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term, provided such requirement is included by Landlord at the time of any approval of final work plans. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, diligently and without material cessation, delay or interruption, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit issued by the municipality in which the Building is located all in conformance with Landlord’s construction rules and regulations and reasonable additional directives; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells, paths of travel and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon Notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Section 8 of this Lease, upon completion of any Alterations, Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

(c) Payment for Improvements. If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard contractor’s rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to Landlord’s then current standard fee to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work plus a meeting and review fee equal to three percent (3%) of the hard costs of the work.

(d) Construction Insurance. In addition to the requirements of Section 6 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Section 6 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alte rations and naming Landlord as a co-Obligee.

(e) Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any fixtures and/or equipment (e.g., additional HVAC or chillers) which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord, normal wear and tear acceptable. Furthermore, Landlord may, by Notice to Tenant at the time of Landlord’s approval of the Alterations, require Tenant, at Tenant’s expense, to remove any structural Alterations and/or improvements and/or systems and equipment within the Premises listed in writing at the time of approval of Tenant’s plans and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord, normal wear and tear acceptable. Notwithstanding the foregoing, Tenant’s obligation to remove Alterations shall only be applicable to (i) additional work done by Tenant after the completion of the initial Tenant Improvements, (ii) those items that are specific to Tenant’s business and not customarily found within a typical office tenant’s premises and (iii) all other Alterations for which Landlord gives written notice to Tenant, prior to installation thereof, that Landlord will require the removal of any such Alteration.

If Tenant fails to complete such removal and/or to repair any damage caused by Tenant of the removal of any Alterations and/or improvements and/or systems and equipment in the Premises and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord, (i) Landlord may do so and may charge the reasonable cost thereof to Tenant, and (ii) Tenant shall be deemed to be in holdover until such time as the removal and restoration is completed (and, accordingly, the terms of Article 16 of this Lease shall be applicable during such period). Tenant hereby protects, defends, indemnifies and holds the Landlord Parties harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises by Tenant, which obligations of Tenant shall survive the expiration or earlier termination of this Lease. Landlord shall not under any circumstances be liable to any equipment lessor or construction lender for loss or other impairment of their collateral.

4. Rent, Additional Rent, Other Payments & Security Deposit.

4.1 Payment. All Rent and other charges payable to the Landlord under any provision of this Lease shall be paid to the Landlord, or as the Landlord may otherwise designate, in lawful money of the United States at the address of the Landlord or at such other place as the Landlord in writing may designate, without any set-off or deduction whatsoever, and without any prior demand therefor. In addition to the payment of the Rent and other charges, the Tenant shall also pay to the Landlord, at the time of payment of such Rent and other charges, all applicable sales, use and/or occupancy taxes, if any, payable by virtue of any such payments. Rent for any period beginning during the Term hereof which is for less than one (1) month shall be a prorated portion of the monthly installment.

4.2 Annual Minimum Rent. The Tenant shall pay, without prior notice or demand, the Annual Minimum Rent specified in Section 1.1 hereof, in equal monthly installments in advance on the first day of each calendar month included in the Lease Term. Annual Minimum Rent for the first full month of the Lease Term which occurs after the expiration of any rent-abatement, free or reduced rent period shall be paid at the time of Tenant’s execution of this Lease if not previously delivered. Annual Minimum Rent for any initial partial calendar month shall be payable on delivery of the Premises. Tenant acknowledges that late payment by Tenant to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be extremely difficult and impractical to ascertain. Such costs include, but are not limited to, processing and account charges, and late charges, which may be imposed on Landlord by the terms of any Mortgage encumbering the Premises. Therefore, in the event any installment of Rent or any sum due hereunder is not paid within five (5) business days after such amount is due, Tenant shall pay to Landlord as Additional Rent, a late charge equal to five percent (5%) of each such installment or other sum or Twenty Five ($25.00) Dollars per month, whichever is greater. A sum of Fifteen ($15.00) Dollars shall also be due from and paid by Tenant to Landlord for each returned check, and Tenant shall pay a charge of One Hundred Fifty Dollars ($150.00) for preparation of a demand for delinquent rent in addition to all other sums due by Tenant under this Lease. Notwithstanding the above, Tenant shall be allowed one (1) late payment due to accounting error for every 24-month period of the Lease Term, without penalty.

4.3 Adjustment of Annual Minimum Rent. Increases in the Annual Minimum Rent specified in Section 1.1 hereof (and the monthly installment thereof) shall become effective on each anniversary of the Commencement Date or, if the Commencement Date falls on a day other than the first day of a month, on each anniversary of the first complete month following the Commencement Date (“Adjustment Date”) and continuing until the day before the following Adjustment Date (each such one year period being referred to herein as a “Lease Year.”)

4.4 Additional Rent. Landlord shall furnish to Tenant, prior to January 31st of each year, Landlord’s estimate of Operating Expenses for the coming year. The estimate shall be determined as though the Building were occupied at the actual occupancy rate or at an occupancy rate of ninety-five (95%) percent, whichever is higher. Tenant shall pay to Landlord, on the first day of each month as Additional Rent during the Lease Term, an amount equal to one-twelfth (1/12) of Tenant’s Proportionate Share of Landlord’s estimate of Operating Expenses. Until Landlord shall furnish such estimate to Tenant, Tenant shall pay to Landlord, on the first day of each month, an amount equal to the Additional Rent payable during the preceding month. If there shall be any increase or decrease in Operating Expenses for any year, whether during or after such year, Landlord shall furnish to Tenant a revised estimate and the Additional Rent shall be adjusted and paid or refunded, as the case may be. If the calendar year for which such estimate is furnished ends after the termination of this Lease, or begins before the commencement of this Lease, the Additional Rent payable hereunder shall be prorated to correspond to that portion of the calendar year occurring within the Term of this Lease. Within one hundred twenty (120) days after the end of each calendar year, Landlord shall furnish to Tenant an Operating Statement showing actual Operating Expenses incurred for the preceding year, adjusted where appropriate to a projected cost as though the Building were 95% occupied for any periods where actual occupancy was less than 95%. if the Operating Statement shows that the sums paid by Tenant exceed Tenant’s Proportionate Share of Operating Expenses, Landlord shall promptly either refund to Tenant the amount of such excess or credit the amount thereof against subsequent payments of Additional Rent; and if the Operating Statement shows that the sums paid by Tenant were less than Tenant’s Proportionate Share of the same, Tenant shall pay the amount of such deficiency within ten (10) days after demand therefor. Failure or delay of Landlord to submit the written statement referred to herein shall not waive any rights of Landlord. Notwithstanding the foregoing, the Annual Minimum Rent shall never be decreased below that amount set forth in Section 1.1. of this Lease. For purposes of this Lease, “Operating Expenses” shall mean and include costs and disbursements (other than income taxes) of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the management, maintenance, repair or operation of the Building or the Property, including, without limitation, real property taxes, personal property taxes, electricity, steam, water, gas, fuel, heating, lighting, air conditioning, window cleaning, janitorial, insurance (including, without limitation, fire, extended coverage, liability, workmen’s compensation, elevator or any other insurance carried by Landlord and applicable to the Building or the Property), parking lot maintenance (including re-striping), landscaping, painting, management fees, supplies, sales or use taxes on supplies and services, costs of wages and salaries of all persons engaged in the operation, administration, maintenance and repair of the Building or the Property, and fringe benefits (including, without limitation, social security taxes, pension, hospitalization, welfare or retirement plans, or any other similar or like expenses incurred under the provisions of any collective bargaining agreement, or any other cost or expenses which Landlord pays or incurs to provide benefits for employees so engaged in the operation, administration, maintenance and repair of the Building or the Property), the charge of any independent contractor who, under contract with Landlord or its representative, does any of the work of operating, maintaining or repairing of the Building, legal and accounting expenses (including, without limitation, such expenses as relate to the seeking or obtaining of reductions in and refunds of real estate taxes), and any other expenses or charges not hereinabove mentioned which in accordance with generally accepted accounting and management principles for properties in Florida similar to the Property would be considered an expense of managing, operating, maintaining or repairing the Building or the Property. Tenant shall also pay to Landlord, as Additional Rent, when and as billed by Landlord, Tenant’s Proportionate Share of the cost of capital improvements made to the Building by Landlord after the Lease Date which are intended to result in a reduction of Operating Expenses or to comply with any law or regulation that was not applicable to the Building on the Lease Date, amortized over such reasonable period as Landlord shall determine consistent with generally accepted accounting principles, together with interest on the unamortized balance at the rate of interest reasonably available to Landlord for the borrowing of funds for construction of such capital improvements; provided that Tenant shall only be responsible for such amortized amounts applicable to the Lease Term. In the case of any capital improvement which is intended to result in a reduction in Operating Expenses, the total cost of such capital improvement included in Operating Expenses shall not exceed the reduction in Operating Expenses resulting from such capital improvement as reasonably estimated, in accordance with accepted engineering practices, by Landlord’s engineer at the time of installation. Operating expenses shall also include the costs of routine maintenance, repair and replacement of the HVAC system in the Premises.

The expenses and costs incurred by the Landlord for the following shall be excluded from Building Operating Expenses:

(1)	except as set forth in paragraph 4.4 above, any capital expenditures, including any capital replacement, capital improvement or repair made to the land or Building;

(2)	legal costs, expenses and disbursements incurred for the negotiation of leases or enforcing the terms and conditions of any lease, or in connection with any financing or syndication of the Property;

(3)	to comply with The Americans With Disabilities Act of 1990 (the “ADA”) in effect on the Commencement Date of this Lease, and any ADA costs triggered by the operations of other tenants;

(4)	any capital stock, inheritance, estate succession, transfer, sales gift or other similar taxes imposed upon Landlord or any franchise, or unincorporated business tax;

(5)	the correction of structural defects in the Building;

(6)	accounting or legal fees relating to the ownership, construction, sale or any litigation relating to the Building or the Land;

(7)

penalties or fines incurred for noncompliance with applicable building or fire codes in addition to any costs and expenses related to the correcting of any applicable building or fire code violation(s) which existed prior to Commencement Date of this Lease and/or not caused by Tenant; and

(8)	all costs and expenses incurred to test, survey, cleanup, remove or otherwise remedy hazardous substances or hazardous wastes not caused by Tenant.

4.5 Audit. Tenant shall have the right to have Landlord’s books and records pertaining to Operating Expenses for any year during the Term of this Lease audited on a confidential basis (“Tenant’s Audit”) provided that (i) such right shall not be exercised more than once during any calendar year; (ii) if Tenant elects to conduct Tenant’s Audit, Tenant shall provide Landlord with written notice thereof no later than ninety (90) days following Tenant’s receipt of Landlord’s statement of Operating Expenses for the year to which Tenant’s Audit will apply; (iii) Tenant shall have no right to conduct Tenant’s Audit if Tenant is, either at the time Tenant forwards Landlord written notice that Tenant’s Audit will be conducted or at any time during Tenant’s Audit, then in default under this Lease; (iv) conducting Tenant’s Audit shall not relieve Tenant from the obligation to pay Tenant’s Proportionate Share of Operating Expenses, as billed by Landlord, pending the outcome of such audit; (v) Tenant’s right to conduct such audit for any calendar year shall expire ninety (90) days following Tenant’s receipt of Landlord’s statement of Operating Expenses for such year, and if Landlord has not received written notice of such audit within such ninety (90) day period, Tenant shall have waived its right to conduct Tenant’s Audit for such calendar year and shall be deemed to have accepted such statement as true and accurate; (vi) Tenant’s Audit shall be conducted by Mohr Partners or a Certified Public Accountant on an hourly (i.e., not contingency) basis; (vii) Tenant’s Audit shall be conducted at Landlord’s office in Orange County, Florida where the records of the year in question are maintained by Landlord, during Landlord’s normal business hours; and (viii) Tenant’s Audit shall be conducted at Tenant’s sole cost and expense.

If Tenant’s Audit is completed and submitted to Landlord in accordance with the requirements of this Section and such audit demonstrates to Landlord’s reasonable satisfaction that Landlord has overstated the Operating Expenses for the year audited by more than five percent (5%), Landlord shall reimburse Tenant for any overpayment of Tenant’s Pro-Rata Share of such increase in Operating Expenses, as well as Tenant’s actual, reasonable cost incurred in conducting Tenant’s Audit, excluding travel expenses, within thirty (30) days after Landlord’s receipt of documentation reflecting the amount of such overpayment and the cost of Tenant’s Audit. If any such audit discloses any deficiency, Tenant shall remit such amount to Landlord within thirty (30) days.

Tenant Agrees that any records of Landlord reviewed shall constitute confidential information of Landlord which Tenant shall not disclose, nor permit to be disclosed by Tenant or Tenant’s accountant, and Tenant’s accountant, at Landlord’s election, must enter into a commercially reasonable confidentiality agreement with Landlord prior to commencing the audit.

4.6 Security Deposit. Upon full execution of this Lease by Landlord and Tenant, Tenant shall pay to Landlord a Security Deposit in the amount set forth in Section 1.1. hereinabove, to be held by Landlord for the faithful performance by Tenant of Tenant’s covenants and obligations hereunder, it being expressly understood that the Security Deposit shall not be considered as an advance payment of Rent or as a measure of Landlord’s damages in the event of a default by Tenant. If at any time during the Term hereof, or the Term as it may be extended, the Tenant shall be in default in payment of Rent or any other sum due the Landlord as Additional Rent, the Landlord may, but shall not be obligated to, apply all or a part of the Security Deposit for such payment. The Landlord may also apply all or part of the Deposit to repair damages to the Premises during or upon the termination of the tenancy created by this Lease. In such event, the Tenant shall, on demand, pay to the Landlord a like sum to replenish the Security Deposit. If Tenant is not in default at the termination of this Lease, Landlord shall promptly return the Security Deposit to the Tenant. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. Landlord and Tenant agree that Landlord shall be entitled to immediately endorse and cash Tenant’s Rent and Security Deposit check(s) accompanying this Lease. It is further agreed and understood that such action shall not guarantee acceptance of this Lease by Landlord, but in the event Landlord does not accept this Lease, the Tenant’s Rent and Security Deposit checks so delivered shall be refunded in full to Tenant.

5. Services, Utilities, Maintenance and Repairs.

5.1 Services & Utilities. The Landlord shall cause the necessary mains, conduits and other facilities to be provided to supply water, sanitary sewer facilities and electricity into the Premises, and the Tenant hereby acknowledges that the Landlord has complied with the provisions of this paragraph. The Tenant shall pay directly all charges for electric, telephone and any other utilities used or consumed in the Premises which are separately metered to the Premises. A dumpster will be provided for refuse collection and Tenant shall pay Landlord on a monthly basis in advance Tenant’s portion of the water, sewer and refuse collection charges for the Building as may be reasonably estimated by the Landlord. This charge shall constitute Additional Rent as described in Section 4.4. hereinabove. In the event that Tenant shall fail or refuse to pay any utility charges individually metered to Tenant, the Landlord may, but shall not be obligated to, pay such charges, and Tenant shall reimburse the Landlord on demand. If Tenant uses water or produces refuse in excess of reasonable normal use, Landlord, in its discretion may allocate Tenant the increased cost for such services as measured or estimated by Landlord, and Tenant shall pay Landlord, on demand, any increased cost so measured or estimated. Said Services and Utilities shall be in a quantity and quality consistent with similar caliber buildings in the Orlando market and at a level sufficient for office, administrative uses.

Tenant shall timely and directly pay the cost of all utilities, repair services, maintenance services and replacement expenses relating to or serving the Premises which are not included within the definition of Operating Expenses. The costs and expenses which Tenant shall be responsible to timely and directly pay shall include, without limitation, utilities separately metered for the Premises (including, but not limited to electricity, water/sewer/trash), and janitorial services for the interior of the Premises.).

5.2 Maintenance by Landlord. Landlord shall keep in good repair and order, the foundations and exterior walls (excluding, but not limited to, the interior surface of exterior walls and all windows, doors and thresholds), canopies, downspouts, gutters, roof and roof deck, and the parking area, exterior lighting, common areas, structural components, landscaping, fire alarm & sprinkler systems and other items of repair and replacement covered by Operating Expenses. The portion of the Building intended to be designated as the exterior shall exclude those portions herein covenanted and agreed by Tenant to be kept in repair. If any plate glass window in the Premises is damaged or broken by Tenant or Tenant Parties, Tenant shall be liable for its prompt repair and replacement. Notwithstanding the foregoing, Landlord will have sole responsibility for all repairs and capital replacement costs of the roof during the Term of the Lease. Landlord will not include the costs for any major repairs to the parking area in Operating Expenses during the first twelve months of the Lease Term.

Landlord shall be responsible for maintaining a system maintenance contract, repairs and replacement of heating, ventilating and air conditioning (HVAC) units, the costs of which shall be included in Operating Expenses. If there are any charges for the maintenance of the HVAC system in the Premises which are attributable to the abuse of the system by the Tenant, or adjustments to the system caused by the movement or particular preferences of Tenant’s employees in the Premises after the final test and balance to be performed at the completion of the Tenant Improvements detailed in the Tenant Work Letter, Tenant shall be separately charged, and shall pay as Additional Rent hereunder such excess charges caused by the abuse of the system, or movement or particular preferences of employees of Tenant. If Tenant uses heat generating machines or equipment in the Premises that affects the temperature otherwise maintained by the HVAC system that is being provided by Landlord, Landlord shall not be required to install supplementary air conditioning units in the Premises. If Tenant elects to install supplementary air conditioning units, then the cost of installation, operation and maintenance thereof, shall be paid by Tenant. Landlord shall warrant that the electrical, mechanical, plumbing and lighting serving the Premises are in good working order for the first twelve (12) months of occupancy, and any repairs required during said warranty period shall not be applied to Operating Expenses.

Landlord shall provide all routine and customary maintenance for the existing HVAC units (“Normal PM”) and costs shall be included in Tenant’s Operating Expenses. The costs to replace any units which are beyond its useful life shall be an operating expense and amortized over the useful life of the units.

Repairs to “Major Components” for the units installed in 1999 shall be included in Operating Expenses up to a maximum of $1,000.00 per unit annually until replaced, at which time, all costs for repairs to said unit shall be included in the Operating Expenses. Repairs to Major Components for the units installed in 2011 and after shall be included in Operating Expenses.

Normal PM is defined as:

•	Filters

•	Belts

•	Cleaning

•	Recharging

•	Tightening of components

•	Predictive actions (IR, etc.)

Major Components are defined as:

•	Compressors

•	Variable Speed Drives

•	Condensers/ Evaporators (Coils)

•	Fan Motors

5.3 Maintenance by Tenant. Tenant shall keep clean, neat and in good order, repair and condition the interior of the Premises, including, but not limited to, all electrical equipment, lighting fixtures and bulbs, plumbing (including fixtures, lines and facilities), fire safety appliances & equipment (including extinguishers, smoke detectors, specialty equipment), doors (interior & exterior), floors, walls and windows, and Tenant will not suffer or permit any waste of the Premises. Tenant shall be solely responsible for the maintenance and repair and/or replacement of any upgraded electrical service, upgraded HVAC equipment, clean rooms and any and all other equipment that is exclusive to Tenant’s operation of its business within the Premises. Tenant expressly agrees that the use of roof areas shall be limited to ingress for maintenance purposes by Landlord only, and that said roof areas shall not be used for antennae, storage, inventory or other similar uses Tenant shall make all other repairs, whether of a like or different nature, except those which Landlord is specifically obligated to make under the provisions of Section 5.2 above. Tenant shall pay the cost of installation, service, repairs, maintenance and replacement of all supplemental heating, ventilating and air conditioning equipment or specialty equipment as necessitated or required by Tenant’s use.

The Premises, upon Substantial Completion of the Tenant Improvements, shall be equipped with all safety appliances required to comply with the then current laws, ordinances, orders and regulation of governing authorities or board of fire underwriters having jurisdiction, thereafter Tenant shall keep the Premises equipped with all safety appliances required in order to comply with any law, ordinance, order or regulation of any governmental authority or board of fire underwriters having jurisdiction.

6. Insurance.

6.1 Insurance to be Maintained by Tenant. Tenant shall maintain, at Tenant’s expense, with companies acceptable to Landlord during the term of this Lease the following insurance for the Premises:

(a) all-risk (special form) property insurance insuring the Tenant improvements, including without limitation all Tenant property located in the Premises, including furniture, equipment, fittings, installations, fixtures, supplies and any other personal property, leasehold improvements and alterations (“Tenant’s Property”) in an amount equal to the full replacement cost value, it being understood that no lack or inadequacy of insurance by Tenant shall in any event make Landlord subject to any claim by virtue of any theft of or loss or damage to any uninsured or inadequately insured property;

(b) Business Interruption insurance in an amount at least equal to the rental value of the Premises for at least 12 months (that is, the aggregate amount of all rent and other consideration payable under the lease by Tenant)

(c) Commercial general liability insurance written on an occurrence basis including personal injury, bodily injury, broad form property damage, operations hazard, owner’s protective coverage, contractual liability, with a cross liability clause and a severability of interests clause to cover Tenant’s indemnities set forth herein, and products and completed operations liability, in limits not less than $1,000,000 inclusive per occurrence and $2,000,000 per location annual aggregate, or such higher limits and additional coverages as Landlord may require from time to time during the Lease Term and such insurance policies will be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry and will not be subject to a deductible;

(d) automobile liability insurance covering owned, non-owned and hired vehicles in an amount not less than a combined single limit of $1,000,000.00 per accident, and

(e) workers’ compensation insurance in accordance with the laws of the State in which the Property is located and employer’s liability insurance in an amount not less than $1,000,000.00 each accident, $1,000,000.00 disease-each employee and $1,000,000.00 policy limit, with the insurance policies endorsed to waive the insurance carriers’ right of subrogation against Landlord.

(f) umbrella liability insurance with limits of not less than $5,000,000 per occurrence/$5,000,000 aggregate sitting excess of employer’s liability and general liability, and not more restrictive than all underlying liability.

(g) in the event Tenant performs any repairs or alterations in the Premises, Builder’s Risk insurance on an “All Risk” basis (including collapse) on a completed value (non-reporting) form for full replacement value covering all work incorporated in the Building and all materials and equipment in or about the Premises should such exposure not be covered by the all-risk policy in Section 6.1(i) herein;

(h) any other form or forms of insurance or any changes or endorsements to the insurance required herein as Landlord, or any lender or lessor of Landlord may require, from time to time, in form or in amount.

Tenant shall maintain the foregoing insurance coverage in effect commencing on the earlier to occur of the Commencement Date and the date Tenant takes possession of the Premises and continuing to the end of the Lease Term. All liability policies, including without limitation the General Liability, Automobile Liability, employer’s Liability and Umbrella liability, shall name Landlord, Landlord’s manager, and all lender’s and lessors of Landlord, of which Tenant has been notified, as additional insureds, as their respective interest may appear. Tenant shall have the right to include the insurance required by this Section 6.1 herein under Tenant’s policies of “blanket insurance,” provided that no other loss which may also be insured by such blanket insurance shall affect the insurance coverages required hereby.

6.2 The insurance requirements set forth in this Section 6 are independent of the waiver, indemnification, and other obligations under this Lease and will not be construed or interpreted in any way to restrict, limit or modify the waiver, indemnification’ and other obligations or to in any way limit any party’s liability under this Lease. In addition to the requirements set forth in this Section 6, the insurance policies required of Tenant under this Lease must: be issued by an insurance company with a rating of no less than A- or better by Standard & Poors or Moody’s orin the current Best’s Insurance Guide or that is otherwise acceptable to Landlord, and admitted to engage in the business of insurance in the state in which the Building is located; be primary insurance and noncontributing to any insurance carried by Landlord, Landlord’s Building manager, and Landlord’s lenders; and be endorsed to provide that in the event of cancellation, non-renewal or material modification, Landlord and any lender of Landlord shall receive thirty (30) days written notice thereof. In addition, Tenant shall provide Landlord with thirty (30) days prior written notice of the termination of any policy of insurance required hereunder. Tenant will deliver to Landlord a legally enforceable certificate of insurance on all policies procured by Tenant in compliance with Tenant’s obligations under this Lease on or before the date Tenant first occupies any portion of the Premises, at least ten (10) days before the expiration date of any policy and upon the renewal of any policy. Landlord shall have the right to approve all deductibles and self-insured retentions under Tenant’s policies, which approval shall not be unreasonably withheld, conditioned or delayed.

6.3 Neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any loss or damage to any of the property of Landlord or Tenant, as the case may be, with respect to their respective property, the Building, the Property or the Premises or any addition or improvements thereto, or any contents therein, to the extent covered by insurance carried or required to be carried by a party hereto. Landlord and Tenant shall give each insurance company which issues policies of insurance, with respect to the items covered by this waiver, and shall have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible relates.

6.4 If Tenant shall hire or bring a contractor onto the Premises to perform any alterations, work or improvements, Tenant agrees to have a written agreement with contractor whereby they will be required to carry the same insurance coverages for Commercial General Liability, Automobile Liability, Worker’s Compensation and Employer’s Liability insurance. Tenant shall also require that such contractors insurance will meet same additional terms as required of Tenant herein with regards to adding Landlord and Landlord’s lender as additional insureds, maintaining primary and non-contributory coverage carried by Tenant, Landlord, Landlord’s Manager, Landlord’s Lender and Landlord’s lessor, waiving all rights of recovery and subrogation, and making certificates of insurance available as evidence of all policies during the term of their work and in advance of all applicable renewals in lieu of requirements outlined in Insurance Provision Section (6.1)(vii).

6.5 Tenant shall not knowingly conduct or permit to be conducted in the Premises any activity, or place any equipment in or about the Premises or the Building, which will invalidate the insurance coverage in effect or increase the rate of casualty insurance or other insurance on the Premises or the Building, and Tenant shall comply with all requirements and regulations of Landlord’s casualty and liability insurer. If any invalidation of coverage or increase in the rate of any Tenant required insurance occurs due to any act or omission by Tenant, or its agents, employees, representatives, or contractors, such statement shall be conclusive evidence that the increase in such rate is due to such act of Tenant or the contents or equipment in or about the Premises, and, as a result thereof, Tenant shall be liable for such increase and such amount shall be considered Additional Rent payable with the next monthly installment of Monthly Base Rental due under this Lease. In no event shall Tenant introduce or permit to be kept on the Premises or brought into the Building any dangerous, noxious, radioactive or explosive substance. 6. 6 Landlord shall not be liable for any injury or damage to persons or property resulting from unknown fire, explosion, falling plaster, steam, gas, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, unless caused by or due to the gross negligence or willful misconduct of Landlord, its agents, servants or employees. To the extent within Tenant’s reasonable control, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property in the event of any such incident in the Premises or on the Property.

6.7 Any insurance limits required by this Lease are minimum limits only and not intended to restrict the liability imposed on Tenant or any contractor for work performed under the contract.

6.8 During the Term of this Lease, the proceeds from any such policy or policies of insurance shall be used for the repair or replacement of the property arid equipment so insured. Landlord will not carry insurance on Tenant’s property. Tenant shall furnish Landlord with a certificate of all insurance policies required by this Lease evidencing the existence and amounts of such insurance with loss payable clauses satisfactory to Landlord no later than ten (10) days before the commencement of the Lease Term. Renewals of such policies shall be deposited with the Landlord no later than ten (10) days prior to the expiration of the terms of such coverage. If the Tenant fails to comply with such requirement, the Landlord may, but shall not be obligated to, obtain such insurance and keep the same in effect, and Tenant shall pay Landlord the premium costs thereof upon demand.6.9 Insurance to be Maintained by Landlord. Landlord shall obtain and keep in force, during the Lease Term, the following policies of insurance with loss payable to Landlord: (i) a policy of Combined Single Limit Bodily Injury and Property Damage Insurance, insuring Landlord against any liability arising out of ownership, use, occupancy or maintenance of the Building and Property; (ii) a policy or policies of insurance covering loss or damage to the Building and Property, but not Tenant’s inventory, fixtures, furniture and equipment, in an amount not to exceed the full replacement value thereof, as the same exists from time to time, providing all risk protection against all perils included within the classifications of fire, extended coverage, vandalism, malicious mischief, special extended perils (“all risk”, as such term in the insurance industry) and plate glass insurance; (iii) a policy of rental value insurance in an amount not less than one (1) year’s gross rentals for all tenants occupying any portion of the Building: and (iv) any other insurance the Landlord deems necessary or appropriate. The cost of the insurance procured by Landlord shall be considered Additional Rent of which the Tenant shall pay its Proportionate Share pursuant to Section 4.4. hereof. If Landlord’s insurance premiums exceed the standard premium rates proposed by commercially reasonable insurers because the nature of Tenant’s operation and use of the Premises results in extra hazardous exposure, then Tenant shall, upon receipt of appropriate invoices from Landlord, reimburse Landlord for such increase in premiums. It is understood and agreed between the parties hereto that any such increase in premiums shall be considered as Annual Minimum Rent due and shall be included in any lien for rent. The insurance required to be obtained by Landlord may be obtained by Landlord through blanket or master policies insuring other entities or properties owned or controlled by Landlord.

7. Additional Covenants of Tenant.

7.1 Affirmative Covenants. The Tenant covenants, at its expense, at all times during the Lease Term:

7.1.1 To perform promptly all of the obligations of the Tenant set forth in this Lease and in the Exhibits and Addenda attached hereto, and to pay when due the Rent, Additional Rent and all other charges and sums which are to be paid by Tenant pursuant to this Lease.

7.1.2 To use the Premises only for the Permitted Use and to abide by and conform to all use restrictions set forth in the certificate of occupancy issued for the Premises and supplied to Tenant, and in the Rules and Regulations (as the same may be reasonably amended from time to time in Landlord’s discretion), the mortgage(s), if any, filed of record encumbering the Premises, and all other laws, orders, permits, rules and regulations of any governmental authority claiming jurisdiction over the Premises.

7.1.3 To defend and hold the Landlord harmless and indemnified from all injury, loss, claims and damage (including reasonable attorneys’ fees, paralegals’ fees and disbursements) to any person or property arising from or related to, or connected with the use or occupancy of the Premises by Tenant, the conduct or operation of the Tenant’s business in the Premises, or the Tenant’s work at the Premises unless caused by or resulting from the gross negligence or willful misconduct of Landlord, its agents, servants or employees in the operation or maintenance of the Premises or the Building. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its reasonable court costs and expenses incurred in such suit, including reasonable attorneys’ fees and paralegals’ fees and costs.

7.1.4 Upon reasonable advance written notice of at least 24 hours, which may be in the form of email, to permit Landlord or the Landlord’s agents to enter upon the Premises at all reasonable times to examine and to make repairs, alterations, improvements or additions to the Premises or the Building without the same constituting an eviction of the Tenant, in whole or in part, and all rents shall in no way abate while such repairs, alterations, improvements or additions are being made by reason of loss or interruption of business of the Tenant because of the prosecution of any such work. The Landlord or the Landlord’s agents shall also have the right to enter upon the Premises at reasonable times to show them to prospective mortgagees or purchasers of the Building. During the ninety (90) days prior to the expiration of the Term of this Lease, and with minimal disruption to Tenant’s business, the Landlord may show the Premises to prospective tenants, and the Landlord may also place upon the Premises the usual notices “For Rent”, which notices the Tenant shall permit to remain thereon without molestation.

7.1.5 To pay on demand all of Landlord’s reasonable expenses (including, without limitation, the reasonable attorneys’ fees, paralegals’ fees and costs incurred by Landlord, whether or not in litigation, including fees and costs incurred at appellate levels and post-judgment proceedings in litigation) incurred by or on behalf of Landlord in enforcing the obligations of the Tenant under this Lease, pursuing any remedy of Landlord under this Lease, or in curing any default by the Tenant under this Lease.

7.1.6 To forthwith cause to be discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) any mechanic’s lien at any time filed against the Premises, the Building or the Property for any work, labor, services or materials claimed to have been performed at or furnished to the Premises for or on behalf of the Tenant or anyone holding the Premises through or under the Tenant. If the Tenant shall fail to cause such lien to be discharged upon demand, then, in addition to any other right or remedy of the Landlord, the Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due, by bonding or by any other proceeding deemed appropriate by the Landlord, and the amount paid by the Landlord, and all costs and all expenses, including reasonable attorneys’ fees and paralegals’ fees, incurred by the Landlord in procuring the discharge of such lien shall be deemed to be an additional assessment. The Landlord’s estate in the Premises shall not be subject to any lien or liability under the Lien Laws of the State of Florida.

7.1.7 To quit and surrender to the Landlord the Premises upon the expiration of the Lease Term or other termination of the Lease, broom clean, in good order and condition, ordinary wear and tear excepted, and at Tenant’s expense, to remove all property of the Tenant, to repair all damages to the Premises caused by such removal, and to restore the Premises to the condition in which they were prior to the installation of the articles so removed, ordinary wear and tear excepted. All property not so removed shall be deemed to have been abandoned by the Tenant and may be retained or disposed of by the Landlord, as the Landlord shall desire.

7.1.8 To remain fully obligated under this Lease, notwithstanding any assignment or sublease or any indulgence by the Landlord to the Tenant or to any assignee or sublessee, unless otherwise agreed to in writing.

7.1.9 To fully understand and agree that the Landlord shall have no liability for any loss or damage to Tenant’s business or personal property arising out of, but not limited to, any of the following causes: hurricanes, excessive rain, roofing defects, bursting of pipes, fire, windstorm, malfunction of sewer or water system, interruption of utility services. However, Landlord shall use best efforts to assist Tenant with restoration of service or utilities to minimize downtime for Tenant’s business.

7.1.10 To keep the Premises free from all rubbish, dirt, and debris and to deposit all trash in trash receptacles to be furnished by Landlord at designated locations within the common areas of the Property. The Tenant understands that boxes and trash shall not be stacked outside of the Premises and/or on any abutting roadway, driveway or parking area. Landlord, at its option, may provide containers for recyclable items. Should recycling containers by provided by Landlord, Tenant agrees to use its reasonable best efforts to sort its trash.

7.1.11 To provide Landlord with a financial statement of Tenant in form satisfactory to Landlord upon execution of this Lease by Tenant, and to provide additional financial statements of Tenant if Tenant is a corporation or partnership, if so requested by Landlord. Additional financial statements in form satisfactory to Landlord shall be furnished to Landlord within ten (10) business days of notification.

7.1.12 To furnish to the Landlord any reasonable documentation requested by Landlord to show the status of this Lease or other financial condition of Tenant. Any reasonable changes to this Lease required by any Mortgagee of the Landlord to satisfy the requirements for the financing or refinancing of the Property unless they materially alter the terms and conditions of this Lease, shall be agreed to and complied with by the Tenant.

7.1.13 To maintain throughout the Term of this Lease a sign with Tenant’s name thereon at or near the front entrance to the Premises at a place designated by Landlord and reasonably agreed upon by Tenant. Such sign shall be of a size, design, material and specification as shall meet the standards and criteria of Landlord. The reasonable written consent and approval of Landlord shall be obtained prior to the installation of any sign. A sign for which the written approval of Landlord has not been obtained may be removed by Landlord at Landlord’s discretion.

7.2 Negative Covenants. Tenant covenants at all times during the Lease Term and such further time as the Tenant occupies the Premises, or any part thereof:

7.2.1 Not to injure, overload, deface or otherwise harm the Premises or any part thereof or any equipment or installation therein; nor commit any waste or nuisance; nor permit the emission of any objectionable noise, vibration or odor; nor burn any trash or refuse in or about the Premises; nor make any use of the Premises, or any part thereof or equipment therein, which is improper, offensive to adjacent tenants or contrary to any law or ordinance or to reasonable rules or regulations of the Landlord as such may be promulgated from time to time; nor park any vehicles so as to interfere with the use of driveways, walks, roadways, highways, streets or parking areas.

8. Prohibition Against Mechanic’s Liens.

Any liability of the Landlord or of the Property for any work or improvements made upon the Premises by the Tenant is hereby expressly prohibited. The interest of the Landlord in and to the Premises, the Building and the Property shall not be subject to liens for improvements made in or to the Premises by Tenant or by Tenant’s employees, contractors, subcontractors or agents. Tenant represents and warrants unto Landlord that any construction contract which Tenant enters into for construction of improvements in the Premises (which shall occur only following Landlord’s express written consent) shall expressly prohibit the filing of liens against the Landlord’s interest in the Premises, Building and Property.

9. Assignment, Subletting and Encumbrances.

9.1 Landlord’s Consent Required. Tenant shall not assign, transfer, mortgage, pledge, hypothecate or encumber this Lease or any interest therein, nor sublet the Premises or any part thereof without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed by Landlord, and any attempt to do so without such consent being first obtained shall be voidable and, at Landlord’s election, shall constitute an Event of Default of Tenant under this Lease.

9.2 Tenant’s Application for Consent. In the event that Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, Tenant shall submit to Landlord, in writing, at least thirty (30) days prior to the proposed effective date of the assignment or sublease: (i) a Notice of Intention to Assign or Sublease, setting forth the proposed effective date, which shall be no less than thirty (30) nor more than ninety (90) days after the sending of such notice; (ii) the name of the proposed subtenant or assignee; (iii) the nature of the proposed subtenant’s or assignee’s business to be carried on in the Premises; (iv) the terms and provisions of the proposed sublease or assignment; (v) a current certified or audited financial statement of the proposed subtenant or assignee; and (vi) such additional information concerning the proposed assignment or sublease and proposed assignee or sublessee as the Landlord may reasonably request. Landlord must respond in writing to such application ten business days (10) from submittal.

9.3 Landlord’s Option to Terminate. Upon receipt from Tenant of a Notice of Intention to Assign or Sublease, Landlord shall have the right to terminate this Lease and release the Premises, or, in the event of a proposed assignment or subletting of less than the entire Premises, to recapture that portion of the Premises, such right to be exercised by giving notice to the Tenant within thirty (30) days after receipt of Tenant’s Notice of Intention to Assign or Sublease. If such notice of termination or recapture, as the case may be, is given by Landlord, it shall become effective thirty (30) days after the giving thereof, whereupon Tenant shall vacate and surrender possession of the Premises or portion thereof, as the case may be, to Landlord.

9.4 Assignment or Sublease Profit. In the event of any assignment or sublease of all or any portion of the Premises, having first been approved by Landlord, where the rental reserved in the assignment or sublease exceeds the rental or prorate portion of the rental, as the case may be, for such space reserved in the Lease, Tenant shall pay Landlord monthly, as Additional Rent, at the same time as the monthly installments of Rent required hereunder, fifty percent (50%) of the excess of the rental reserved in the assignment or sublease over the rental reserved in this Lease applicable to the assigned or subleased space, after deducting all expenses related with said assignment or subleasing including tenant improvements, leasing commissions, legal fees, rental abatement and other incentives.

9.5 Permission for Tenant to Assign or Sublease. The granting of permission for Tenant to assign or sublease the Premises on any one or more occasions shall not constitute ipso facto waiver of the requirement imposed hereby that the written consent of the Landlord be obtained for any subsequent or other assignment or subletting, and the acceptance of rent checks and the negotiation of same, or the acceptance of rent payments in any other fashion, from any assignee or sublessee, whether or not Landlord had knowledge of the assignment or sublease under which such assignee or sublessee claims, shall not constitute ipso facto consent by Landlord to such assignment or sublease or constitute a waiver of the restrictions upon assignment and subletting imposed in this section.

10. Assumption of Risk, Indemnification and Hold Harmless.

Except to the extent caused by Landlord’s gross negligence or willful misconduct, Tenant shall indemnify and hold harmless Landlord, its agents, servants and employees against and from any and all claims arising from Tenant’s use of the Premises or the conduct of its business or from any activity, work or thing done, permitted or suffered by the Tenant in or about the Premises, and shall further indemnify and hold harmless Landlord against and from any and all claims arising from any breach or default in the performance of any obligations on Tenant’s part to be performed under the terms of this Lease, or arising from any act, neglect, fault or omission of the Tenant, or of its agents or employees, and from and against all costs, reasonable attorneys’ fees, expenses and liabilities incurred in or about such claim or any action or proceeding brought thereon, and about such claim. Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises resulting from Tenant’s occupancy or use of the Premises , except that which is caused by Landlord, or by the failure of Landlord to observe any of the terms and conditions of this Lease and such failure has persisted for an unreasonable period of time after written notice from Tenant to Landlord of such failure.

11. Landlord’s Liabilities.

Landlord shall be under no personal liability with respect to any of the provisions of this Lease and if Landlord is in default with respect to its obligations hereunder Tenant shall look solely to the leasehold interest and equity of the Landlord in the Premises and the Property for the satisfaction of the Tenant’s remedies. It is expressly understood and agreed that the Landlord’s liability under this Lease shall in no event exceed the loss of its leasehold and equity interest in the Property.

12. Environmental Provisions.

12.1 Hazardous Materials Provisions.

12.1.1 Hazardous Materials Covenants. Tenant shall at all times during the Lease Term comply with the following requirements: (a) Tenant shall not cause, permit or suffer any Hazardous Material (as hereafter defined) to be brought upon, treated, kept, stored, disposed of, discharged, released, produced, manufactured, generated, refined or used upon, about or beneath the Premises or the Property by Tenant, its agents, employees, contractors, invitees or licensees (collectively, “Tenant Parties”), except to the extent commonly used in the day to day operation of the Premises by Tenant in compliance with all Environmental Requirements (as hereafter defined). (b) Tenant agrees that all operations or activities upon, or any use or occupancy of the Premises, or any portion thereof, by Tenant or any Tenant Parties shall be in all respects in compliance with all Environmental Requirements then governing or in any way relating to the generation, handling, manufacturing, treatment, storage, use, transportation, release, spillage, leakage, dumping, discharge or disposal of any Hazardous Materials. (c) Tenant shall, at its sole costs and expense, promptly take all actions required by any federal, state or local governmental agency or political subdivision to mitigate Environmental Damages (as hereafter defined) which arise directly or indirectly from or in connection with the presence, suspected presence, release or suspected release of any Hazardous Material in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises or Property, or any portion thereof, by Tenant or Tenant Parties. Such actions shall include, if required by any such governmental agency or political subdivision, but not be limited to, the investigation of the environmental condition of the Premises, the Building or any portion of the Property adversely affected by Tenant’s breach of any of the provisions of this paragraph (the “Affected Property”), and the preparation of and performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work, whether on or off of the Affected Property. Tenant shall take all actions required by any federal, state or local governmental agency or political subdivision to restore the Affected Property to the condition existing prior to the introduction of Hazardous Material upon, about or beneath the Affected Property in accordance with the standard of remediation imposed by Applicable Law. Tenant shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases such actions shall be in accordance with all applicable requirements of governmental entities. Any such actions shall be performed in a good, safe and workmanlike manner by one or more contractors selected by Tenant, and approved in advance in writing by Landlord, and under the supervision of a consulting engineer, selected by Tenant and approved in advance in writing by Landlord, and shall minimize any impact on the business conducted at the Property. Tenant shall pay all costs in connection with such investigatory and remedial activities, including but not limited to the charges of such contractor(s) and consulting engineer, all power and utility costs, any and all taxes or fees that may be applicable to such activities, and Landlord’s reasonable attorneys’ fees, paralegals’ fees and costs incurred in connection with monitoring or review of such investigatory and remedial activities. Tenant shall promptly provide to Landlord copies of testing results and reports that are generated in connection with the above-mentioned activities. Promptly upon completion of such investigation and remediation, Tenant shall permanently seal or cap all monitoring wells and test holes to industrial standards in compliance with Applicable Laws, remove all associated equipment, and restore the Affected Property to the maximum extent possible, which shall include, without limitation, the repair of any surface damage, including paving, caused by such investigation or remediation hereunder. (d) If Tenant shall become aware of or receive notice or other communication concerning any actual, alleged, suspected or threatened violation of Environmental Requirements by Tenant, or liability of Tenant for Environmental Damages in connection with the Premises or activities of any person thereon, then Tenant shall deliver to Landlord, within ten (10) days of the receipt of such notice or communication by Tenant, a written description of said violation, liability, correcting information or actual or threatened event or condition, together with copies of any documents evidencing same. Receipt of such notice shall not be deemed to create any obligation on the part of Landlord to defend or otherwise respond to any such notification. (e) Tenant shall promptly provide to Landlord the results of any tests and copies of all registration permits regarding any underground storage tanks located on the Premises and Tenant shall comply with same. (f) In the event of any default under this Lease, Landlord shall have the right in its sole and absolute discretion, but not the duty, to enter upon the Premises at any reasonable time upon at least 24 hours advance written notice, which may be in the form of an email, at the expense of Tenant, to conduct an inspection thereof, including invasive tests, and the activities conducted thereon to determine compliance with all Environmental Requirements and the existence of any Environmental Damages as a result of the condition of the Premises or any surrounding properties and activities thereon. Tenant hereby grants to Landlord, and the agents, employees, consultants and contractors of Landlord, the right to enter upon the Premises and to perform such tests thereon or therein as are necessary to conduct such reviews and investigations in accordance with the preceding sentence. Landlord shall use its best efforts to minimize interference with the business of Tenant and to restore the Premises to its previous condition, but provided Tenant may safely occupy the Premises, Landlord shall not be liable for any interference caused thereby or any failure to restore if Landlord reasonably determines that it is not economically practicable.

12.1.2 Hazardous Materials Definitions. The following terms shall have the meanings ascribed to them: (a) “Environmental Damages” means all claims, judgments, damages (including, without limitation, punitive damages), losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such is ultimately defeated, and of any settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation, reasonable attorneys’ fees and paralegals’ fees and disbursements and consultants’ fees, any of which are incurred at any time during or after the Lease Term directly or indirectly from or in connection with the presence, suspected presence, release or suspected release of any Hazardous Material in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises, Building or Property, or any portion thereof, or any surrounding properties, by Tenant or Tenant Parties and including, without limitation: (i) Damages for personal injury, or injury to the Premises, Building or Property or natural resources occurring upon or off of the Property, foreseeable or unforeseeable, including, without limitation, lost profits, consequential damages, the cost of demolition and rebuilding of any improvements on the Property, interest and penalties including but not limited to claims brought by or on behalf of employees of Tenant, with respect to which Tenant waives, for the benefit of Landlord only, any immunity to which Tenant may be entitled under any industrial or worker’s compensation laws; (ii) diminution in the value of the Property or any part thereof, and damages for the loss of or restriction on the use of or adverse impact on the marketing of rentable or usable space or of any amenity of the Property; (iii) fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with the investigation, cleanup or remediation of such Hazardous materials or violation of Environmental Requirements including, but not limited to, the performance of any cleanup, remedial, removal, abatement, containment, closure, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, or reasonably necessary to restore the Affected Property in accordance with the standard of remediation imposed by Applicable Law or otherwise expended in connection with such conditions, and including, without limitation, any reasonable attorneys’ fees, paralegals’ fees and costs incurred in enforcing this Lease or collecting any sums due hereunder; and (iv) liability to any person or entity to indemnify such person or entity for costs expended in connection with items described in subpart (iii) next above. (b) “Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment including, without limitation: (i) all requirements, including but not limited to, those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; and (ii) all requirements pertaining to the protection of the health and safety of employees or the public. (c) “Hazardous Materials” means any substance: (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action or policy; or (ii) which is or becomes defined as a “hazardous waste” or “hazardous substance” or “pollutant” or “contaminant” under any federal, state or local statute, regulation, rule, or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any State of the United States, or any political subdivision thereof; or (iv) the presence of which on the Property causes or threatens to cause a nuisance upon the Property or to adjacent properties or poses or threatens to pose a hazard to the Property or the health or safety of persons on or about the Property; or (v) which contains, without limitation, gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or (vi) which contains, without limitation, polychlorinated biphenyls (PCB’s) or asbestos or asbestos-containing materials or urea formaldehyde foam insulation; or (vii) which contains or consists of, without limitation, radon gas.

12.1.3 Tenant’s Representations and Warranties in Regard to Hazardous Materials. Tenant represents and warrants as follows: (a) Tenant shall obtain any and all permits, licenses and other authorizations which may be required under all Environmental Requirements, including laws relating to emissions, discharges, release or threatened releases of Hazardous Materials into the environment (including ambient air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; (b) Tenant shall not construct, place, deposit, store, dispose of nor locate on the Premises or the Property, any PCB’s, transformers, capacitors, ballasts, or other equipment which contains dielectric fluid containing PCB’s, or any asbestos or asbestos-containing materials or any insulation material containing urea formaldehyde or any radon gas.

12.1.4 Indemnification. Tenant agrees to indemnify, reimburse, defend, exonerate, pay and hold harmless: (a) Landlord, its affiliates and any other person or entity which holds or which may hereafter have an interest in this Lease; and (b) the directors, officers, shareholders, partners, employees and agents of Landlord and any other person or entity which has or which may hereafter hold an interest in this Lease, from and against any and all Environmental Damages arising in any manner whatsoever out of the violation of or noncompliance with any Environmental Requirements by Tenant.

12.1.5 Survival. Each of the covenants, representations and warranties of Tenant contained in this Section 12 of this Lease shall survive the termination or earlier expiration of this Lease.

12.1.6 Landlord Representations and Warranties. Landlord represents to the best of its current, actual knowledge, without investigation or inquiry, that: (a) the Building, Premises, land and parcel are free of Hazardous Materials; (b) Landlord is the holder of the interest in the Building and the Premises; (c) Landlord is unaware of any impending condemnation plans, proposed tax assessments or other adverse conditions relating to the Building or the Premises.

12.2 Radon Disclosure. RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the Tenant’s County Public Health Unit.

13. Americans with Disabilities Act.

Landlord and Tenant acknowledge that the Americans with Disabilities Act of 1990 (42 U.S.C. Section 12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended from time to time (collectively referred to herein as the “ADA”) establish requirements under Title III of the ADA (“Title III”) pertaining to business operations, accessibility and barrier removal, and that such requirements may be unclear and may or may not apply to the Premises, Building or the Property depending upon, among other things: (i) whether Tenant’s business operations are deemed a “place of public accommodation” or a “commercial facility”, (ii) whether compliance with such requirements is “readily achievable” or “technically infeasible”, and (iii) whether a given alternative affects a “primary function area” or triggers so-called “path of travel” requirements. Landlord and Tenant acknowledge and agree that Tenant has been provided an opportunity to inspect the Premises, the Building and Property sufficient to determine whether or not the Premises, Building and Property in their condition current as of the Lease Date deviate in any manner from the ADA Accessibility Guidelines (“ADAAG”) or any other requirements under the ADA pertaining to the accessibility of the Premises, Building or Property. Tenant further acknowledges and agrees that except as may otherwise be specifically provided herein, Tenant accepts the Premises, Building and Property in “as is” condition and agrees that Landlord makes no representation or warranty as to whether the Premises, Building or Property conform to the requirements of the ADAAG or any other requirements under the ADA pertaining to the accessibility of the Premises, Building or Property. If Landlord’s Work is to be performed pursuant to this Lease, Tenant has reviewed the plans and specifications for the Landlord’s Work and has independently determined that such plans and specifications are in conformance with ADAAG and any other requirements of the ADA and all other laws, rules and regulations applicable to the Landlord’s Work. Tenant further acknowledges and agrees that to the extent that Landlord prepared, reviewed or approved any of those plans and specifications, such action shall in no event be deemed any representation or warranty that the same comply with any requirements of the ADA. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant agree to allocate responsibility for Title III compliance as follows: (a) Tenant shall be responsible for all Title III compliance (other than “path of travel” requirements which shall be addressed as provided in (b) next below) and costs in connection with the Premises, including structural work, if any, and including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, and (b) Landlord shall perform, and Tenant shall be responsible for the cost of, any so-called Title III “path-of-travel” requirements triggered by any construction activities or alterations in the Premises. Except as set forth above with respect to Landlord’s Title III obligations, Tenant shall be solely responsible for all other requirements under the ADA relating to the Tenant or any affiliates or persons or entities related to the Tenant or the Premises, including, without limitation, requirements under Title I of the ADA pertaining to Tenant’s employees.

14. Destruction and Condemnation.

14.1 Fire or Other Casualty. In the event of (i) a partial destruction of the Premises or the Building during the Lease Term which requires repairs to either the Premises or the Building, or (ii) the Premises or the Building being declared unsafe or unfit for occupancy by any authorized public authority for any reason, which declaration requires repairs to either the Premises or Building, Landlord may elect to commence repairs within sixty (60) days thereof, but such partial destruction shall in no way serve to annul or void this Lease, except that Tenant shall be entitled to a proportionate reduction of Rent while such repairs are being made if the Premises are rendered untenantable thereby. The proportionate reduction is to be based upon the extent to which the making of repairs shall interfere with the business carried on by Tenant in the Premises. In the event that Landlord does not elect to commence repairs within sixty (60) days, or repairs cannot be made under current laws and regulations, either party may terminate this Lease upon ten (10) days’ written notice. A destruction of greater than fifty percent (50%) of the Premises, including any destruction required by any authorized governmental authority, of either the Premises or the Building shall terminate this Lease. Landlord shall not be required to repair any property installed in the Premises by Tenant nor to repair any portion of the Premises for which insurance proceeds are not paid to Landlord. Tenant in the event of a destruction, agrees to accept any offer by Landlord to provide Tenant with comparable space within the parcel in which the Premises are located on the same terms as this Lease. Nothing herein shall authorize abatement or reduction of rent because of total or partial destruction arising out of the negligent or willful acts of omission or commission by Tenant.

14.2 Condemnation. If any part of the Premises shall be taken or condemned for a public or quasi-public use, and a part thereof remains which is suitable for occupation hereunder, this Lease shall, as to the part so taken, terminate as of the date title shall vest in a condemner, and the Rent payable hereunder shall be adjusted so that the Tenant shall be required to pay for the remainder of the Term only such portion of such Rent as the number of square feet in the part remaining after the condemnation bears to the number of square feet in the entire Premises at the date of condemnation; but, in such event, Landlord shall have the option to terminate this Lease as of the date when title to the part so condemned vests in a condemner. If all or any part of the Premises shall be taken or condemned so that there does not remain a portion suitable for occupation, this Lease shall thereupon terminate. If all or a part of the Premises be taken or condemned, all compensation awarded upon such condemnation or taking shall go to the Landlord and the Tenant shall have no claim thereto, and the Tenant hereby irrevocably assigns and transfers to the Landlord any right to compensation or damages to which the Tenant may be entitled during the Term hereof by reason of the condemnation of all, or a part, of the Premises.

15. Defaults and Remedies.

15.1 Events of Default. The following events shall be deemed to be events of default by Tenant under this Lease: (i) Tenant shall fail to pay any rent or any other sums of money due hereunder and such failure shall continue for a period of seven (7) days after the date such sum is due; (ii) Tenant shall fail to comply with any provisions of this Lease or any other material written agreement between Landlord and Tenant; (iii) the leasehold hereunder demised shall be taken on execution or other process of law in any action against Tenant; (iv) Tenant shall fail to promptly move into, take possession of, and operate its business on the Premises when the Premises are ready for occupancy; (v) Tenant shall become insolvent or unable to pay its debts as they become due, or Tenant notifies Landlord that it anticipates either condition; (vi) Tenant takes any action to, or notifies Landlord that Tenant intends to file a petition under any section or chapter of the United States Bankruptcy Code and rules and regulations promulgated thereunder, or under any similar law or statute of the United States or any state thereof, or a petition shall be filed against Tenant under any such statute or Tenant or any creditor of Tenant notifies Landlord that it knows such a petition will be filed or Tenant notifies Landlord that it expects such a petition to be filed; (vii) a receiver or trustee shall be appointed for Tenant’s leasehold interest in the Premises or for all or a substantial part of the assets of Tenant.

15.2 Remedies. In the event of any default or breach by Tenant, and if such breach shall have continued for a period of five (5) business days after the Landlord shall have given written notice by certified or registered mail to the Tenant at its office address set forth in Section 1.1. hereof, then, in such event, Landlord shall have the option to pursue any one or more of the following remedies:

15.2.1 Landlord shall have the right to cancel and terminate this Lease and dispossess Tenant, provided Tenant does not cure said default within thirty (30) days.

15.2.2 Landlord shall have the right without terminating or canceling this Lease to declare all amounts and rents due under this Lease for the remainder of the existing Lease Term (or any applicable extension or renewal thereof) to be immediately due and payable, and thereupon all rents and other charges due hereunder to the end of the initial term or any renewal term, if applicable, shall be accelerated.

15.2.3 Landlord may elect to enter and repossess the Premises and relent the Premises for Tenant’s account, holding Tenant liable in damages for all expenses incurred in any such reletting and for any difference between the amount of rent received from such reletting and that is due and payable under the terms of this Lease.

15.2.4 Landlord may enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action.

15.2.5 All such remedies of Landlord shall be cumulative, and, in addition, Landlord may pursue any other remedies that may be permitted by law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to be a waiver of such default. Notwithstanding the above, Tenant may pursue any and all remedies that may be permitted by law or in equity in the event of a Landlord default and subject to any and all limitations, restrictions, terms and conditions set forth in this Lease.

15.2.6 In addition to the specific remedy or remedies elected by Landlord in the event of Tenant’s default, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including but not limited to, the cost of recovering possession of the Premises; expenses of reletting; all reasonable court costs and reasonable attorneys’ fees and paralegals’ fees and other costs and expenses;. Unpaid installments of rent or other sums shall bear interest from the due date thereof at the maximum lawful rate.

15.2.7 The remedies provided to Landlord shall be enforceable to the maximum extent not prohibited by applicable law, and the unenforceability of any portion hereof shall not thereby render unenforceable any other portion.

15.3 Abandonment of Premises. Landlord and Tenant agree that, for the purposes of this Lease, abandonment of the Premises shall have occurred if (i) the Rent is not current and (ii) ten (10) days have elapsed since service of a three (3) business day notice in writing by Landlord upon Tenant requiring payment of Rent.

15.4 Waiver of Jury Trial. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counter-claim brought by either of the parties hereto against the other on any matter arising out of or in any way connected with this Lease.

15.5 Holdover by Tenant. If Tenant should remain in possession of the Premises after the expiration of the Lease Term, then such holding over shall be construed as a tenancy at sufferance at an Annual Minimum Rent of 125% of the rental rate in effect during last of month of the term for the first 90 days and 150% thereafter, and subject to all other conditions, provisions and obligations of this Lease insofar as the same are applicable to a tenancy at sufferance.

15.6 Landlord’s Right to Cure Defaults. The Landlord may, but shall not be obligated to, cure at any time, without notice, any default by the Tenant under this Lease; and, whenever the Landlord so elects, all costs and expenses incurred by the Landlord in curing such default, including, without limitation, reasonable attorney’s fees, together with interest on the amount of costs and expenses so incurred at the maximum lawful rate, shall be paid by the Tenant to the Landlord on demand and shall be recoverable as Additional Rent.

15.7 Waiver. The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other or any subsequent or continuing breach of the same. The subsequent acceptance or Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

16. Miscellaneous Provisions.

16.1 Notice.

Any notice or demand from the Landlord to the Tenant or from the Tenant to the Landlord shall be in writing and shall be deemed duly delivered if mailed by certified mail, return receipt requested, addressed, if to the Tenant, at the address of the Tenant or such other address as the Tenant shall have last designated by written notice to the Landlord; if to the Landlord, at the address of the Landlord or such other address as the Landlord shall have last designated by written notice to the Tenant. Notices shall be deemed delivered when mailed in the manner prescribed above.

Tenant’s Address for Notices:

Luminar Technologies, Inc.

c/o Scott Faris

12601 Research Parkway

Orlando, FL 32826

Landlord’s Address for Notices:

2603 Discovery Lakes LLC

do Taurus Management Services, Inc.

610 N. Wymore Road, Suite 200, Maitland, FL 32751

16.2 Estoppel Certificate.

The Tenant agrees that it will within ten (10) business days following written notice by the Landlord, execute, acknowledge and deliver to the Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect, or setting forth any such modifications, and the dates to which the Rent and all other payments due hereunder from the Tenant have been paid, the amount of the Security Deposit then remaining and the amount of any payments paid by Tenant in advance, and stating whether or not, to the best knowledge of Tenant, the Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default. The failure of the Tenant to execute, acknowledge and deliver to the Landlord a statement in accordance with the provisions of this Section will constitute a breach of this Lease by the Tenant.

16.3 Applicable Law and Construction.

The laws of the State of Florida shall govern the validity, performance and enforcement of this Lease. The covenants and undertakings contained herein are independent, not dependent covenants, and the invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision. All negotiations, considerations, representations and understandings between the parties are incorporated into this Lease. The headings of the several articles and sections contained herein are for convenience and do not define, limit or construe the contents of such articles or sections.

16.4 Reserved.

16.5 Subordination.

16.5.1 This Lease is subject and subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the Property, and to any and all advances on the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. In confirmation of such subordination, the Tenant shall promptly execute any certificate that the Landlord may reasonably request. The Tenant hereby constitutes and appoints the Landlord as the Tenant’s attorney-in-fact to execute any such certificate or certificates for and on behalf of the Tenant.

16.5.2 At the option of the Landlord, or any successor Landlord or the holder of any mortgage affecting the Premises, the Tenant agrees that neither the foreclosure of a mortgage affecting the Premises nor the institution of any suit, action, summary or other proceeding against the Landlord herein, or any successor Landlord, or any foreclosure proceeding brought by the holder of any such mortgage to recover possession of the Property shall, by operation of law or otherwise, result in the cancellation or termination of this Lease, and upon the request of Landlord, any successor Landlord or the holder of such mortgage, Tenant covenants and agrees to execute an instrument in writing satisfactory to Landlord, successor Landlord, or to the holder of such mortgage, or to the purchaser of the mortgaged premises in foreclosure, whereby Tenant attorns to such successor in interest. No mortgagee or purchaser at foreclosure sale shall be liable to Tenant or subject to off sets or defenses arising as a result of acts or omissions of a prior Landlord.

16.6 Landlord’s Liability.

Subject to any and all limitations, restrictions, terms and conditions set forth in this Lease, to the extent permitted under law, the liability under this Lease of Landlord shall be limited to its interest in the Building of which the Premises are a part; and Tenant, its successors and assigns, hereby waive all rights to proceed individually against Landlord or any of Landlord’s partners, officers, directors or shareholders. The term “Landlord”, as used in this Section, shall mean only the owner or owners at the time in question of the fee simple title to the Property, and in the event of any transfer of such title or interest Landlord (and in case of any subsequent transfers, the then grantor) shall be relieved from and after the date of such transfer of all liability with respect to Landlord’s obligations under this Lease, provided that any funds in the hands of Landlord (or then grantor at the time of such transfer) in which Tenant has an interest, shall be delivered to the grantee. The obligations to be performed by Landlord shall, subject to the foregoing, be binding on Landlord’s successors and assigns only during their respective periods of ownership, and no successor Landlord shall have liability to Tenant with respect to defaults hereunder occasioned by the acts or omissions of any predecessor Landlord.

16.7 No Oral Changes.

This Lease shall not be changed or terminated orally, but only upon an agreement in writing signed by the parties hereto.

16.8 No Representation by Landlord.

The Landlord and the Landlord’s agents have made no representations, warranties or promises with respect to the Premises, Building or Property, except as herein expressly set forth. This Lease specifically supersedes any prior written or oral communications between Landlord and Tenant or any of their agents.

16.9 Parking.

The Tenant shall be entitled to 4.3 spaces per 1,000 square feet leased (254 spaces) and shall park in common with other tenants of the Property. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right, in its absolute discretion, to allocate parking spaces among Tenant and other tenants of the Property, or to assign parking.

16.10 Signs.

Landlord agrees to provide Tenant one tenant panel on the front monument sign at the entrance of the building. Tenant shall be responsible for the maintenance of its sign panel throughout the term of this Lease. Such sign shall be of a size, design, material and specification as shall meet the standards and criteria of Landlord, Central Florida Research Park and the City/County. In addition, at its own expense the Tenant will have the right to one building sign on the facade of the Building near the front entrance of the Premises facing Discovery Drive, subject to approval by governing authorities and Landlord approval of size, design and location. The written approval of Landlord shall be obtained prior to the installation of any sign. A sign for which the written approval of Landlord has not been obtained may be removed by Landlord at Landlord’s discretion.

16.11 Recording of Lease.

Neither this Lease nor any memorandum or notice hereof shall be recorded by Tenant. However, it may be recorded by Landlord at Landlord’s option. If this Lease, or any memorandum or notice hereof is recorded by the Tenant, such recordation may be declared by Landlord as a material event of default by Tenant hereunder.

16.12 Notice to Mortgagee and Opportunity to Cure.

Tenant agrees to give any mortgagee(s) of the Property, by certified mail, a copy of any Notice of Default served upon the Landlord, provided that prior to such Notice, Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise), of the addresses of such mortgagee(s). Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagee(s) shall have an additional thirty (30) days within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days the mortgagee(s) has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

16.13 Reserved.

16.14 Joint Obligation.

If there is more than one party or person executing this Lease as Tenant, the obligations hereunder imposed upon Tenant shall be joint and several among all parties or persons executing this Lease as Tenant.

16.15 Time.

Time is of the essence of this Lease and each and all of its provisions in which performance is a factor.

16.16 Brokerage Commission.

Tenant represents and warrants unto Landlord that Tenant has had no dealings with any broker or agent in connection with this Lease other than Mohr Partners Inc., as Tenant’s broker and McFadden Realty Advisors Inc. as Landlord’s broker and Tenant covenants to pay, hold harmless and indemnify Landlord from and against any and all reasonable court cost (including attorneys’ fees, paralegals’ fees and costs including at appellate levels and post- judgment proceedings), expense and liability for any compensation, commissions and charges claimed by any other broker acting on behalf of Tenant with respect to this Lease or the negotiation thereof. Landlord and Tenant’s broker shall execute a separate commission agreement.

16.17 Quiet Possession.

Upon Tenant paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Lease Term.

16.18 Addendum.

This Section 16.18 shall apply only if the provision in Section 1.1 of this Lease referring to an Addendum is marked Yes. See Exhibit G attached hereto and fully incorporated herein (the “Addendum”) for special provisions relating to this Lease. In the event any provision of the Addendum conflicts with other provisions of this Lease, the conflicting provision of the Addendum shall control, but only to the extent of such conflict.

IN WITNESS WHEREOF, the Landlord and the Tenant have hereunto executed this Lease as of the day and year first above written. Individuals signing on behalf of an entity warrant that they have the authority to bind that entity. This Lease shall be binding upon the undersigned, and the successors, heirs, executors and administrators of the undersigned, and shall inure to the benefit of the Landlord and Tenant, and their respective successors and assigns.

Signed, sealed and delivered	LANDLORD:
in the presence of	2603 Discovery Lakes LLC, a Florida Limited Liability company

/s/ Tram Vo
Print Name: Tram Vo	By:	/s/ Linda G. Kassof
Name: Linda G. Kassof, Manager

Date: 16-Feb-2018

/s/ Melissa Burton
Print Name: Melissa Burton

Signed, sealed and delivered	TENANT:
in the presence of	Luminar Technologies, Inc., a Delaware corporation

/s/ Katia Tonnini
Print Name: Katia Tonnini	By:	/s/ M. Scott Faris

/s/ Carol Overstreet	Printed Name: M. Scott Faris
Print Name: Carol Overstreet	Its: Chief Business Officer
Date: 2/15/18

EXHIBIT “B”

Landlord’s Work &

Tenant Improvement Work Letter

The Landlord shall contribute a Tenant Improvement Allowance of up to $666,520, inclusive of architectural and engineering costs. The Landlord’s contribution to the Tenant Improvement Allowance may be utilized only for hard construction costs, architectural and engineering costs, and permitting fees. The Tenant Improvement Allowance may not be used for equipment, furnishings or cabling. Tenant shall have until December 31, 2019 to utilize the Allowance. There shall be no rebate or refund for any unused portion of the Allowance. Any amounts in excess of this Allowance shall be at Tenant’s sole cost payable to Landlord upon demand which shall include a copy of invoices/pay applications from general contractor.

Upon completion of Construction Documents for each Phase, Landlord’s General Contractor (“Contractor”) will prepare an estimate for construction of the Tenant Improvements which shall be approved by Tenant (“Approved Estimate”) prior to Landlord entering into a contract with Contractor. If estimate is in excess of the Tenant Improvement Allowance, within thirty (30) days of approval, Tenant shall pay to Landlord one-half (1/2) of the amount of excess cost over the Tenant Improvement Allowance and the remaining one-half (1/2) shall be paid within thirty (30) days of Architect’s certification of fifty percent (50%) completion of the Tenant Improvements. Tenant acknowledges that the Approved Estimate is an estimate only and does not limit Tenant’s liability for any additional excess cost over the Allowance upon determination of the Final Costs following completion of the Tenant Improvements. Said additional excess cost shall be paid within thirty (30) days of invoice from Landlord.

Condition of Premises & Building. Landlord shall ensure that the Premises, and the Building of which they are a part, are in compliance with all Federal, and local laws and regulations, including but not limited to the city/county Building Code, at the time of commencement of Lease.

(a) Authorized Representatives. Landlord designates the following as the exclusive person(s) authorized to approve all plans, drawings, change orders, etc. (“Landlord’s Authorized Representatives”). Throughout the process, all communication by Tenant, or its representative(s), relating to the Tenant Improvements, including changes or requests, shall be directed through Landlord’s primary representative as noted below to ensure accuracy and timeliness of response. Landlord shall not be obligated to respond to or act upon any information, correspondence, requests, etc. not directed through its primary representative.

Primary:	Secondary:

Tenant designates as “Tenant’s Authorized Representative”) as the sole and exclusive person authorized to initial all plans, drawings, change orders, and approvals. Landlord shall not be obligated to respond to or act upon any such item until such item has been initiated by Tenant’s Authorized Representative. Additional representatives that should be copied on communications and correspondence are as follows:

Name:	Name:
Office:	Office:
Mobile:	Mobile:
Email:	Email:

(b) Landlord shall improve the Premises in accordance with the preliminary phasing scheduling described below and conceptual attached as Exhibit A-1 (the “Tenant Improvements”), subject to final Construction Documents as required throughout each phase, which shall be approved by both Landlord and Tenant. Throughout the process of preparing final plans and specifications and of obtaining the necessary governmental permits and approvals, each party shall act diligently and in good faith and shall cooperate with the other in whatever manner may be reasonably required. Each party acknowledges that time is of the essence and agrees that each party shall respond questions, requests, changes and/or approvals within three (3) business days. Failure by Landlord or Tenant to respond within said timeframe shall be considered a Landlord Delay or Tenant Delay as the case may be.

Tenant agrees to coordinate with the Landlord’s Project Manager for installation of its furnishings, cabling and equipment throughout the various phases of construction.

(c) Preliminary Description of Phases for the Tenant Improvements, subject to changes based on final design and schedule for each phase:

Upon lease execution, Room B will be made available to Tenant, as is, with the exception of Landlord removing the dividing wall panels, subject to coordination with existing tenant, CAE, until such time as tenant has vacated the Premises.

Phase 1A – demolition only, see Exhibit A-1. (requires demo plans only) Note: CAE has agreed to allow early access for this phase, so long as access is coordinated with CAE’s on-site security guard.

•	Total Time: 8-9 weeks – preparation of plans to final inspection

•	1 week for plans (completed 2/7/18)

•	2 weeks permit, target submission date is 2/14/18 (or upon lease execution)

•	4 weeks to complete demo & final inspection

•	1-2 weeks for application of epoxy floor in East Manufacturing area & Room A. Lead time for materials may affect timing.

•	HEPA filters installed in existing units serving the East Manufacturing area, missing or burnt out light bulbs to be replaced

•	create openings in 2 hallways in west area of Suites 105 & 100 to connect suites once CAE vacates

•	Replace flooring in main entrance with Tenant specified LVT and remove CAE logo

•	Target completion: 3/26-4/2

Phase 1B – This phase has been eliminated.

Phase 2 – Block Phase 2 Area off (as shown in Exhibit A-2), West Wing Clean Room, Room A Clean Room, Epoxy flooring, LED Lighting, HEPA Filters in existing HVAC units, add direct labor entrance, locker area & security booth, loading dock improvement, create a wider opening into suite 105 from main entrance;– full scope is TBD.

•	Total Time: 22-26 weeks

•	Target start plans: 3/26

•	Target construction start: 6/4-6/18

•	Target completion: 8/27 — 9/24

•	5-6 weeks construction documents

•	5-6 weeks permitting; (clean room may receive additional comments)

•	12-14 weeks to complete work & final inspections (subject to adjustment based on lead time for materials)

Phase 3 – East Wing Clean Room Class 100,000 ISO 8, upgrades, LED Lighting.

•	Target start plans: 5/7

•	5-6 weeks construction documents

•	5-6 weeks permitting

•	Permit received: 7/30

•	Phase 2 completion date: 8/27/-9/24

•	1-week Luminar transition period to shift production/manufacturing from East Wing

•	Target construction start: 9/30 — 10/1

•	12-14 weeks to complete work & final inspections

•	Target completion: 11/30 — 12/31

Upon approval of the final plans and specifications for the Tenant Improvements in each phase, each party shall initial a set thereof for identification. If any changes to the final plans and specifications are required by any governmental authority, Landlord shall promptly notify Tenant in writing of the required changes. If Tenant does not object to such changes within five (5) days, Tenant’s approval shall be presumed. Any changes requested by Tenant after approval of the final plans and specifications or after commencement of construction shall be subject to Landlord’s approval and at Tenant’s expense.

Following approval of the final plans and specifications for each phase, Landlord’s General Contractor shall apply for and endeavor to obtain necessary building permits and other governmental permissions for construction of the Tenant Improvements. Landlord’s General Contractor shall bid to a minimum of three (3) bids from each major subcontractor, which bids shall be provided to Tenant, on an open book basis. Within ten (10) business days following approval of final plans and specifications, Landlord shall prepare and furnish to Tenant an estimated cost of construction of the Tenant Improvements in accordance with the Final Plans (the “Cost Statement”), to include separate entries for labor and material. Within five (5) business days after the delivery of the Cost Statement to Tenant, Tenant shall either approve or disapprove the Cost Statement.

Following Tenant’s approval of the Cost Statement and issuance of necessary building permits and other governmental permissions, Landlord shall commence construction in accordance with the final plans and specification.

(d) Landlord shall cause Landlord’s architect (the “Architect”) to prepare construction documents including drawings and other specifications based on, and in conformity with, the space plan for each phase for Tenant’s and Landlord’s review and approval. In addition, the Architect shall coordinate with the engineering consultants designated by Landlord (the “Engineers”) who will prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing,, HVAC, life safety and sprinkler work for the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.”

Tenant shall not delay or unreasonably withhold its approval of the Construction Drawings. Tenant shall have not more than three (3) business days to review and approve the Construction Drawings once they are prepared; provided, however, that Tenant may only disapprove the Construction Drawings to the extent such Construction Drawings are inconsistent with the Space Plan and only if Tenant delivers to Landlord, within such three (3) business day period, specific changes proposed by Tenant which are consistent with the Space Plan and do not constitute changes which would:

(i)	directly or indirectly delay the Substantial Completion of the Premises;

(ii)	increase the cost of designing or constructing the tenant improvements above the cost of the tenant improvements depicted in the Space Plan;

(iii)	be of a quality lower than the quality of the Building standard tenant improvements for the Building;

(iv)	require any changes to the base, shell and core work or structural improvements of the Building or base building systems and equipment of the Building;

(v)	and/or trigger a violation of any applicable laws.

When approved, the Construction Drawings shall be dated and initialed by Landlord and Tenant. All Space Plans and Construction Drawings (and changes thereto) shall be subject to Landlord’s written approval as provided for herein. Such approval shall not constitute either (a) approval of any Tenant Delay (as defined herein) caused by Tenant or a waiver of any right or remedy that may arise as a result of such Tenant Delay, or (b) Landlord’s representation that such approved plans, drawings or changes comply with all applicable laws.

As used in this Lease, the term “Tenant Delay” shall mean and include any delay caused by (i) Tenant’s failure to timely perform within the time periods specified herein; (ii) any change orders requested by Tenant; (iii) Tenant’s request for changes to the Final Plans (notwithstanding Landlord’s approval of such changes); (iv) Tenant’s request for materials, finishes or installations that are not readily available; (v) Tenant’s interference or hindrance of the work in progress at the Premises; (vi) Tenant’s special equipment which may require fire department or other governmental approvals.

(e) If Tenant requests any additional work or change orders, Landlord shall promptly review Tenant’s request for additional work upon Tenant’s submission of the necessary information and/or plans and specifications (prepared at Tenant’s sole cost and expense to the extent not covered by the Allowance) for work other than the Tenant Improvements specified in the Construction Drawings (the “Additional Work”). Upon approval by Landlord, which approval shall not be unreasonably withheld, Landlord shall perform the Additional Work and, to the extent the Additional Work results in the total cost of the Tenant Improvements exceeding the Allowance, any overage shall be at Tenant’s sole cost and expense, payable by Tenant within thirty (30) days of a properly documented invoice from Landlord. Prior to commencing any Additional Work, Landlord shall submit to Tenant (i) a written statement of the cost of such Additional Work (and, if required by Tenant, an estimate of the amount of time the Additional Work will delay completion of the Tenant Improvements) and (ii) a proposed Acceptance of Change Form (the “Change Form”) for the Additional Work in the standard form then used by Landlord. If Tenant shall fail to execute said Change Form within five (5) calendar days after Tenant’s receipt thereof, Landlord shall perform only the Tenant Improvements specified in the Construction Drawings approved by Landlord.

(f) Substantial Completion Of Tenant Improvements. The term(s); “Substantially Complete(d)” or “Substantial Completion” shall mean:

(i)

All of the Premises’ heating, ventilating, air-conditioning and plumbing, life safety, mechanical, and or electrical systems are operational to the extent necessary to service the Premises (including the balancing of HVAC System—both interior and on window wall);

(ii)	Landlord has completed all of its obligations as outlined in Tenant’s specifications of this proposal;

(iii)

Landlord or General Contractor has completed all of the work required to be performed in accordance with the City Approved Construction Documents and so that Tenant can conduct its business in the Premises, except for minor punch-list items, which shall be completed, as reasonably possible;

(iv)	The City Building and Safety Department has issued its final project inspection approvals for the Tenant Improvements in the Premises;

(v)	Tenant has been provided with the number of parking privileges and spaces to which it is entitled under the Lease;

(vi)	Tenant has been tendered continuous and uninterrupted access to the Premises;

EXHIBIT “C”

Rules and Regulations

ACCIDENTS AND DAMAGES – In the event of accidental damage to the Premises, Tenant should immediately notify the Landlord.

ADMITTANCE TO LEASED PREMISES – Property Management, maintenance, security, janitorial and other service providers and agents authorized by the Landlord, shall be allowed admittance to the Premises to accomplish their intended assignments.

ADVERTISING MEDIUM – Tenant should not use any advertising medium, including without limitation, flashing lights or search lights, which may be heard or experienced outside of the Premises without the prior written consent of the Landlord. Tenant is encouraged to use the name of the Property in all advertising done within the geographical area in which the Property is located.

BICYCLES AND OTHER VEHICLES – Bicycles and other vehicles should not be permitted inside the Building or on the sidewalk and may only be permitted outside in areas designated by Landlord.

CHAIR PADS – During the entire term of this Lease, Tenant should, at his expense, install and maintain under all caster chairs a chair pad or carpet casters to protect carpeting.

COMMON AREA – The sidewalks, entries, passages, corridors, halls, lobbies, stairways, elevators, and other common facilities of the Property shall be controlled by Landlord and should not be obstructed by Tenant or used for any purposes other than ingress or egress to and from the Premises. Tenant should not place any item in any of such locations, whether or not any such item constitutes an obstruction, without the prior written consent of Landlord. Landlord will have the right to remove any obstruction or any such item without notice to Tenant and at the expense of Tenant.

DELIVERIES – All deliveries shall be made to the rear of the Premises unless otherwise directed or approved in writing by the Landlord. The Tenant should never permit or suffer any truck to park in the parking areas of the Property designated for customers’ use. Tenant shall notify Landlord in advance of any overnight parking, which shall be at the sole risk of Tenant. Landlord shall have no liability for any loss, damage, theft, etc. as a result of the overnight parking of vehicles.

EMERGENCY CONTACT PROCEDURES – Tenant should provide in a timely manner to Landlord upon request name(s) of employees and/or agents to be contacted by Landlord for emergency purposes whether during or after operating hours. Such information should be kept current and accurate at all times by Tenant. Emergency policies and procedures may be developed, issued and revised from time to time by Landlord at Landlord’s discretion, which shall become an integral part of these Rules and Regulations and the Lease to which they refer.

EMPLOYEES AND VISITORS – Tenant will be responsible for all behavior and adherence to all building Rules and Regulations by any of Tenant’s employees, visitors and agents. Tenant agrees to conduct Tenant’s business consistent with reputable business standards and practices.

EXCESSIVE NOISE AND ANIMALS – No animals, except seeing eye dogs, shall be allowed in stores, offices, halls, corridors and elevators of the Property. No person shall disturb the occupants of the Building or neighboring buildings by the use of any radio or musical instrument or by making loud or improper noises. Tenant will keep ail mechanical apparatus reasonably free of vibration and noise which may be transmitted beyond the confines of the Premises.

HAZARDOUS OPERATING AND ITEMS – Tenant shall not install or operate any steam or gas engine or boiler or carry on any mechanical business in the Premises without Landlord’s prior written consent. The use of oil, gas or flammable liquids for heating, lighting or any other purpose is prohibited. Explosives or other articles deemed hazardous shall not be brought into the Building.

HOUSEKEEPING – Unless otherwise stated, the interior of the Premises is the responsibility of each Tenant to maintain in a safe and clean matter. All carpeting and tiled areas are to be cleaned periodically. The perimeter area of the Premises space, which includes front and rear entrances and adjacent areas should be kept neat and clean.

KEYS – If the need arises for the Tenant to change the lock for the Premises, the re-keying should be coordinated and handled by the Property Manager.

MOVE IN/MOVE OUT – At the termination of the Lease, Landlord will inspect the Premises to see that everything is in satisfactory condition. Any deficiencies, excepting normal wear and tear, will be addressed as provided in the Lease.

ODORS – Tenant should not cause or permit objectionable odors to emanate or be dispelled from the Premises. OVERHEAD DOORS - All repairs, service and preventative maintenance are Tenant’s responsibility.

PARKING – If the Tenant has customers or visitors who create an overload problem with parking, the Tenant’s cooperation is expected in asking visitors to park in specified areas.

RADIO AND TELEVISION – No aerials or satellite dishes shall be erected on the roof of the Building or exterior walls of the Premises or Building, or on the grounds of the Property without the prior written consent of the Landlord in Landlord’s sole and absolute discretion. Any aerials or satellite dishes so installed without such written consent shall be subject to removal without notice at any time at the expense of Tenant and may, in Landlord’s discretion, be deemed a material default of Tenant under the Lease.

REFUSE – Dumpsters are provided for normal amounts of trash and waste as experience has shown the Building to require. If Tenant’s business operation generates excess trash, or a considerable amount of cardboard boxes, it will be necessary for Tenant to arrange for an additional service or to pay the excess cost if the arrangements are made by Landlord. It is the Tenant’s responsibility to break down any boxes that it disposes of. Should Landlord choose to furnish containers for recycling, Tenant will use its best efforts to sort its refuse.

SECURITY – Security and maintenance personnel, as well as janitorial contractors are not permitted to unlock premises for Tenant’s employees. All individual security/burglar alarm systems should have the written consent of the Landlord.

SOLICITATION – Lessor reserves the right to restrict, control or prohibit canvassing, soliciting and peddling within the Property.

USE OF WATER FIXTURES – Water closets and other water fixtures should not be used for any purpose other than that for which they are intended, and any damage resulting to them from misuse on the part of Tenant shall be paid for by Tenant.

WINDOWS – Window treatments visible from the exterior of the Premises shall require the prior written approval of the Landlord.

Tenant agrees that Landlord may amend, modify, delete or add new and additional reasonable rules and regulations for the use and care of the Premises, the Building, the common areas and the Property, and Tenant agrees to comply with all such Rules and Regulations. Landlord shall promptly provide Tenant a copy of any amendments or modifications to the Rules and Regulations.

EXHIBIT “D”

Legal Description of Property

2603 Discovery Drive:

Lot 2, Block 21, Central Florida Research Park, Section III, according to the plat thereof, as recorded in Plat Book 19, Pages 24 through 28, of the Public Records of Orange County, Florida.

TOGETHER WITH non-exclusive easement rights for ingress and egress as created, contained and described in Article 6.1 of the Declaration of Covenants, Conditions, Restrictions, Reservations and Easements recorded in Official Records Book 3296, Page 1248, of the Public Records of Orange County, Florida.

TOGETHER WITH non-exclusive easement rights for ingress, egress, parking and drainage as created, contained and described in that certain Separation Agreement recorded in Official Records Book 9406, Page 744, as amended by First Amendment to Separation Agreement recorded in Official Records Book 10739, Page 8523, of the Public Records of Orange County, Florida.

EXHIBIT “E”

Excerpted Portions of Declaration of Covenants, Conditions, Restriction,

Reservation and Easements of the Central Florida Research Park

Article III - Permitted Uses

To the extent that a particular proposed use shall otherwise comply with the covenants, conditions, restrictions and reservations set forth in this Declaration, the following uses shall be permitted on the Subject Property:

(a) Research and development facilities (including manufacturing and assembly facilities related thereto), research institutions, testing laboratories, related business facilities, government installations, and similar facilities with related buildings, appurtenances, facilities and personal properties, but only to the extent that such facilities are incidental to the purpose of a research and development park.

(b) Uses reasonably incidental to or in support of any facilities or improvements located or constructed on a Sites and uses reasonably incidental to or in support of activities or operations conducted on a Site which is devoted a use permitted pursuant to the provisions of Paragraph (a) of this Article III; provided, however, that any such incidental or support uses are previously approved in writing by the Authority.

No sues other than the foregoing shall be permitted except with the express written consent and approval of the Authority.

Article IV - Restrictions on Improvements

4.12 Antennas. Without the prior written consent of the Design Review Board, no antenna for transmission or reception of radio or television signals or any other form of electromagnetic radiation shall be erected, used or maintained outside of any building, whether attached to an Improvement or otherwise.

Article V - Use Restrictions

5.2 Nuisance Factors and Hazards. No business, trade, activity or operation shall be conducted on any Site which shall be noxious, offensive, illegal or which shall be contrary to any Regulations including, without limitations, those of the Federal Environmental Protection Agency, the State of Florida Department of Environmental Regulation or the Orange County Pollution Control Board; or which shall cause an emission of dust, smoke, odors, fumes, radiation, noise or vibrations which may be or become a nuisance or an unreasonable annoyance to the occupants of any adjacent or neighboring sites. All on-site operations and activities shall be conducted with reasonable and appropriated precautions against radiation, radioactivity, fire, explosion and other hazards.

5.3 Disposal of Waste and Rubbish. All waste and rubbish shall be stored, treated and disposed of in such a manner so as to at all times comply with all applicable Regulations.

5.6 Storage Tanks. No storage tanks, including, but not limited to, those used for water, propane gas or other fuels or chemicals shall be permitted on a Site unless first approved in writing by the Design Review Board. The Design Review Board may condition any such approval on such reasonable requirements with respect thereto as it, in its sole discretion, may deem appropriate, taking into account the nature of the materials to be stored and the nature, size and location of the proposed storage tank.

5.8 Storage of Materials and Equipment. Except during the construction of improvements, no materials, supplies or equipment shall be stored on a Site except inside of a building or structure, or behind a visual barrier which shall have been previously approved by the Design Review Board. Stored materials supplies and equipment shall at all times be screened from street rights-of-way and adjacent or neighboring properties.

5.9 Parking. No parking shall be permitted on a Site in areas other than parking areas previously approved by the Design Review Board.

6.0 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County Public Health Unit.

A true and complete copy of the above-referenced Declaration of Covenants, Conditions, Restrictions, Reservations and Easements is available for Tenant’s review upon request.

EXHIBIT “F”

COMMENCEMENT DATE CONFIRMATION

DECLARATION BY LANDLORD AND TENANT AS TO DATE OF DELIVERY AND

ACCEPTANCE OF POSSESSION OF PREMISES

Attached to and made part of the Lease dated the 15th day of February, 2018, entered into and by 2603 Discovery Lakes LLC as Landlord and Luminar Technologies, Inc., as Tenant for Suite 100 in the Building known Discovery Lakes II, 2603 Discovery Drive, Orlando, FL 32826.

Landlord and Tenant do hereby declare that possession of the Premises was accepted by Tenant on the 1st day of April, 2018 for Suite 100. The Premises required to be constructed and finished by Landlord in accordance with the provisions of the Lease have been satisfactorily completed by Landlord and accepted by Tenant. The Lease is now in full force and effect, and as of the date hereof, Landlord has fulfilled all of its obligations under the Lease.

The Lease Commencement Date is hereby established as April 1, 2018.

The Rent Commencement Date is hereby established as April 1, 2018.

The Lease Expiration Date is June 30, 2023.

AGREED AND ACCEPTED:

TENANT: Luminar Technologies, Inc.

By:	/s/ Scott Faris
Signature
Scott Faris
Printed Name

Title: CBO

Date: 4/10/18

LANDLORD:

By:	Taurus Management Services, LLC
Its authorized Agent

By:	/s/ Keleigh A. Brouwer
Print Name: Keleigh A. Brouwer

Date:	4/12/18

EXHIBIT “F”

COMMENCEMENT DATE CONFIRMATION

DECLARATION BY LANDLORD AND TENANT AS TO DATE OF DELIVERY AND

ACCEPTANCE OF POSESSION OF PREMISES

Attached to and made part of the Lease dated the 15th day of February, 2018, entered into and by 2603 Discovery Lakes LLC as Landlord and Luminar Technologies, Inc., as Tenant for Suite 105 in the Building known Discovery Lakes II, 2603 Discovery Drive, Orlando, FL 32826.

Landlord and Tenant do hereby declare that possession of the Premises was accepted by Tenant on the 15th day of February, 2018 for Suite 105. The Premises required to be constructed and finished by Landlord in accordance with the provisions of the Lease have been satisfactorily completed by Landlord and accepted by Tenant. The Lease is now in full force and effect, and as of the date hereof, Landlord has fulfilled all of its obligations under the Lease.

The Lease Commencement Date is hereby established as February 15, 2018.

The Rent Commencement Date is hereby established as March 1, 2018.

The Lease Expiration Date is June 30, 2023.

AGREED AND ACCEPTED:

TENANT: Luminar Technologies, Inc.

By:	/s/ Scott Faris
Signature
Scott Faris
Printed Name

Title: CBO

Date: 4/10/18

LANDLORD:

By:	Taurus Management Services, LLC
Its authorized Agent

By:	/s/ Keleigh A. Brouwer
Print Name: Keleigh A. Brouwer

Date:	4/12/18

EXHIBIT “G”

Addendum

1. Renewal Option. So long as Tenant is not in default of the Lease, Tenant shall have two (2) options to renew the Lease Term beyond the Expiration Date for a period of three (3) years each, at the then current market rate, with 180 days prior written notice (“Option Exercise Notice”) to Landlord. In the event Tenant does not properly exercise its Option to Renew, then Tenant’s Option to Renew shall be null and void and of no further force or effect.

This Option to Renew is granted by Landlord to the Tenant originally named in this Lease and to no other and is personal as to such entity and shall not be exercised or assigned, voluntarily or involuntarily, by or to anyone or any other entity. Any assignment of this Option to Renew without Landlord’s prior written consent shall be null and void. Landlord’s consent to an assignment of the Lease shall not also constitute consent to assignment of the Option to Renew unless the Option to renew is expressly included in the Landlord’s consent.

2. Tenant shall have a one-time Right of First Refusal on available contiguous space. Landlord, upon receipt of an acceptable bona fide offer to lease the contiguous space, shall notify Tenant in writing and Tenant shall have five (5) business days following such notice to accept or reject the proposed expansion, under the same terms and conditions as for the prospective tenant. If Tenant does not accept the proposed expansion within five days, the offer shall be deemed to have been rejected by Tenant and Landlord shall have no further obligation to Tenant.

This Right of First Refusal is granted by Landlord to the Tenant originally named in this Lease and to no other and is personal as to such entity and shall not be exercised or assigned, voluntarily or involuntarily, by or to anyone or any other entity. Any assignment of this Right of First Refusal without Landlord’s prior written consent shall be null and void. Landlord’s consent to an assignment of the Lease shall not also constitute consent to assignment of the Right of First Refusal unless the Right of First Refusal is expressly included in the Landlord’s consent.

3. The word “default” wherever used herein shall be deemed to mean an Event of Default as defined in Section 12 of this Lease.

4. Tenant shall be entitled to use of the existing systems furniture, chairs, desks, conference tables, etc. in Suite 105 at no charge to Tenant throughout the Lease Term.

5. Irrevocable Letter of Credit. $400,000 of the Security Deposit shall be returned to Tenant upon receipt of an irrevocable letter of credit (the “Letter of Credit”), which Letter of Credit shall: (a) be in the initial amount of $400,000.00; (b) be in effect until a date which is at least thirty (30) days after the initial expiration date of the initial Lease Term (c) be issued in a form reasonably satisfactory to Landlord and Lender; (d) name Landlord as its beneficiary; and (e) be drawn on an FDIC insured financial institution reasonably satisfactory to the Landlord and Lender that satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold (as those terms are defined below).

The “Minimum Rating Agency Threshold” shall mean that the issuing bank has outstanding unsecured, uninsured and unguaranteed senior long-term indebtedness that is then rated (without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation) “Baa” or better by Moody’s Investors Service, Inc. and/or “BBB” or better by Standard & Poor’s Rating Services, or a comparable rating by a comparable national rating agency designated by Landlord in its discretion. The “Minimum Capital Threshold” shall mean that the Issuing Bank has combined capital, surplus and undivided profits of not less than $10,000,000,000.

Reduction of Letter of Credit. Provided that there has been no Event of Default of this Lease by Tenant, prior to each Effective Reduction Date, as detailed below, and Tenant is then in full compliance with its obligations under this Lease, there shall be a reduction in the Letter of Credit Amount as follows:

The First Effective Reduction Date shall occur on March 1, 2019 in the amount of $133,333.00;

The Second Effective Reduction Date shall occur on March 1, 2020 in the amount of $133,333.00; and

The Third Effective Reduction Date shall occur on March 1, 2021 in the amount of $133,334.00.

Notwithstanding the above and provided there has been no Event of Default of this Lease by Tenant, in the event Tenant provides evidence, satisfactory to Landlord and Lender, of a capital raise equal to or greater than $100 Million, the Irrevocable Letter of Credit shall no longer be required and Tenant shall be fully released from all obligations under this Section.

If there has been an Event of Default of Tenant under the Lease prior to any Effective Reduction Date, then there shall be no further reduction of the Security Deposit. If Tenant is entitled to a reduction in the Letter of Credit, Tenant shall have the right to provide Landlord with written notice requesting that the Letter of Credit be reduced as provided above (the “Reduction Notice”), together with either a Substitute Letter of Credit or an amendment to the existing Letter of Credit, in form reasonably acceptable to Landlord, meeting the requirements of this Section 3. If Tenant provides Landlord with a Reduction Notice, Landlord shall accept such Substitute Letter of Credit or amendment to the existing Letter of Credit within thirty (30) days after the later to occur of (i) Landlord’s receipt of the Reduction Notice, or (ii) the applicable Effective Reduction Date.

If Landlord draws on the Letter of Credit as permitted in this Lease or the Letter of Credit, then, upon demand of Landlord, Tenant shall restore the amount available under the Letter of Credit to its then-in-effect amount by providing Landlord with an amendment to the Letter of Credit evidencing that the amount available under the Letter of Credit has been restored to its then-in-effect amount.

6. Controlling Agreement. All terms, covenants, obligations and conditions in this Addendum which conflict with a like provision in this Lease shall be controlling and supersede any like provision in the Lease.